                                                                   EXHIBIT 10.28

================================================================================

                                CREDIT AGREEMENT

                                     between

                                RADIAN GROUP INC.

                                       and

                           FIRST UNION NATIONAL BANK,
                                    as Lender

                  $50,000,000 364-Day Revolving Credit Facility

                          Dated as of February 8, 2002

================================================================================

                                TABLE OF CONTENTS

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                                                                          Page
                                    ARTICLE I

                                   DEFINITIONS

1.1   Defined Terms ....................................................     1
1.2   Accounting Terms .................................................    14
1.3   Other Terms; Construction ........................................    14

                                   ARTICLE II

                          AMOUNT AND TERMS OF THE LOANS

2.1   Commitment .......................................................    14
2.2   Borrowings .......................................................    14
2.3   Disbursements ....................................................    15
2.4   Note .............................................................    16
2.5   Termination of Commitment ........................................    16
2.6   Mandatory Payments and Prepayments ...............................    16
2.7   Voluntary Prepayments ............................................    17
2.8   Interest .........................................................    17
2.9   Fees .............................................................    18
2.10  Interest Periods .................................................    19
2.11  Conversions and Continuations ....................................    20
2.12  Method of Payments; Computations .................................    20
2.13  Recovery of Payments .............................................    21
2.14  Use of Proceeds ..................................................    21
2.15  Increased Costs; Change in Circumstances; Illegality; etc ........    21
2.16  Taxes ............................................................    23
2.17  Compensation .....................................................    24

                                   ARTICLE III

                             CONDITIONS OF BORROWING

3.1   Conditions of Initial Borrowing ..................................    24
3.2   Conditions of All Borrowings .....................................    27

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

4.1   Corporate Organization and Power .................................    27
4.2   Authorization; Enforceability ....................................    28
4.3   No Violation .....................................................    28

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
4.4   Governmental and Third-Party Authorization; Permits ..............    28
4.5   Litigation .......................................................    29
4.6   Taxes ............................................................    29
4.7   Subsidiaries .....................................................    29
4.8   Full Disclosure ..................................................    29
4.9   Margin Regulations ...............................................    30
4.10  No Material Adverse Change .......................................    30
4.11  Financial Matters ................................................    30
4.12  Ownership of Properties ..........................................    31
4.13  ERISA ............................................................    31
4.14  Environmental Matters ............................................    32
4.15  Compliance With Laws .............................................    33
4.16  Regulated Industries .............................................    33
4.17  Insurance ........................................................    33
4.18  Material Contracts ...............................................    33
4.19  Reinsurance Agreements ...........................................    33

                                    ARTICLE V

                              AFFIRMATIVE COVENANTS

5.1   Financial Statements .............................................    34
5.2   Statutory Financial Statements ...................................    35
5.3   Other Business and Financial Information .........................    35
5.4   Corporate Existence; Franchises; Maintenance of Properties .......    38
5.5   Compliance with Laws .............................................    38
5.6   Payment of Obligations ...........................................    38
5.7   Insurance ........................................................    38
5.8   Maintenance of Books and Records; Inspection .....................    38
5.9   Permitted Acquisitions ...........................................    39
5.10  Dividends ........................................................    39
5.11  Further Assurances ...............................................    39

                                   ARTICLE VI

                               FINANCIAL COVENANTS

6.1   Maximum Consolidated Debt to Consolidated Total Capitalization ...    39

                                   ARTICLE VII

                               NEGATIVE COVENANTS

7.1   Merger; Consolidation ............................................    40
7.2   Indebtedness .....................................................    40
7.3   Liens ............................................................    41
7.4   Disposition of Assets ............................................    43
7.5   Investments and Acquisitions .....................................    43

7.6   Restricted Payments ..............................................    44
7.7   Transactions with Affiliates .....................................    44
7.8   Certain Amendments ...............................................    44
7.9   Limitation on Certain Restrictions ...............................    45
7.10  Fiscal Year ......................................................    45
7.11  Accounting Changes ...............................................    45
7.12  Ratings ..........................................................    45

                                  ARTICLE VIII

                                EVENTS OF DEFAULT

8.1   Events of Default ................................................    45
8.2   Remedies: Termination of Commitment, Acceleration, etc ...........    47
8.3   Remedies: Set-Off ................................................    48

                                   ARTICLE IX

                                  MISCELLANEOUS

9.1   Fees and Expenses ................................................    48
9.2   Indemnification ..................................................    49
9.3   Governing Law; Consent to Jurisdiction ...........................    49
9.4   Waiver of Trial by Jury ..........................................    50
9.5   Notices ..........................................................    51
9.6   Amendments, Waivers, etc .........................................    51
9.7   Assignments, Participations ......................................    51
9.8   No Waiver ........................................................    52
9.9   Successors and Assigns ...........................................    52
9.10  Survival .........................................................    52
9.11  Severability .....................................................    53
9.12  Construction .....................................................    53
9.13  Confidentiality ..................................................    53
9.14  Counterparts; Effectiveness ......................................    53
9.15  Disclosure of Information ........................................    53
9.16  Entire Agreement .................................................    54

                                    EXHIBITS

Exhibit A         Form of Note
Exhibit B-1       Form of Notice of Borrowing
Exhibit B-2       Form of Notice of Conversion/Continuation
Exhibit C-1       Form of GAAP Compliance Certificate
Exhibit C-2       Form of SAP Compliance Certificate
Exhibit D         Form of Legal Opinion

                                    SCHEDULES

Schedule 4.4      Consents and Filings
Schedule 4.5      Litigation
Schedule 4.6      Taxes
Schedule 4.7      Subsidiaries
Schedule 4.18     Material Contracts
Schedule 4.19     Reinsurance Agreements
Schedule 7.2      Indebtedness
Schedule 7.3      Liens
Schedule 7.5      Investments
Schedule 7.7      Transactions With Affiliates

                                CREDIT AGREEMENT

      THIS CREDIT AGREEMENT, dated as of the 8th day of February, 2002 (this "Agreement"), is made between RADIAN GROUP INC., a Delaware corporation with its principal offices in Philadelphia, Pennsylvania (the "Borrower"), and FIRST UNION NATIONAL BANK ("First Union" or "Lender").

                                    RECITALS

      A. The Borrower has requested that the Lender make available to the Borrower a revolving credit facility in the aggregate principal amount of $50,000,000. The Borrower will use the proceeds of this facility to provide for the working capital and general corporate requirements of the Borrower and its subsidiaries, to pay certain transaction fees and expenses in connection herewith and to finance permitted acquisitions by the Borrower or any of its subsidiaries.

      B. The Lender is willing to make available to the Borrower the credit facility described herein subject to and on the terms and conditions set forth in this Agreement.

                                    AGREEMENT

      NOW, THEREFORE, in consideration of the mutual provisions, covenants and agreements herein contained, the parties hereto hereby agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

      1.1 Defined Terms. For purposes of this Agreement, in addition to the terms defined elsewhere herein, the following terms shall have the meanings set forth below (such meanings to be equally applicable to the singular and plural forms thereof):

      "Account Designation Letter" shall mean a letter from the Borrower to the Lender, duly completed and signed by an Authorized Officer and in form and substance satisfactory to the Lender, listing any one or more accounts to which the Borrower may from time to time request the Lender to forward the proceeds of any Loans made hereunder.

      "Acquisition" shall mean any transaction or series of related transactions, consummated on or after the date hereof, by which the Borrower directly, or indirectly through one or more Subsidiaries, (i) acquires any going business, or all or substantially all of the assets, of any Person, whether through purchase of assets, merger or otherwise, or (ii) acquires securities or other ownership interests of any Person having at least a majority of combined voting power of the then outstanding securities or other ownership interests of such Person.

      "Adjusted LIBOR Rate" shall mean, at any time with respect to any Loan, a rate per annum equal to the LIBOR Rate as in effect at such time plus the Applicable Margin Percentage.

      "Affiliate" shall mean, as to any Person, each other Person that directly, or indirectly through one or more intermediaries, owns or controls, is controlled by or under common control with such Person. For purposes of this definition, with respect to any Person "control" shall mean (i) the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, or (ii) the beneficial ownership of securities or other ownership interests of such Person having 10% or more of the combined voting power of the then outstanding securities or other ownership interests of such Person ordinarily (and apart from rights accruing under special circumstances) having the right to vote in the election of directors or other governing body of such Person. Notwithstanding the foregoing, (x) no individual shall be an "Affiliate" of any Person or of any of its Subsidiaries solely by reason of such individual being a director, officer or employee of such Person or any of its Subsidiaries; and (y) the Lender shall not be an Affiliate of the Borrower or any of its Subsidiaries.

      "Agreement" shall mean this Credit Agreement, as amended, modified or supplemented from time to time.

      "Annual Statement" shall mean, with respect to any Insurance Subsidiary for any fiscal year, the annual financial statements of such Insurance Subsidiary as required to be filed with the Insurance Regulatory Authority of its jurisdiction of domicile and in accordance with the laws of such jurisdiction, together with all exhibits, schedules, certificates and actuarial opinions required to be filed or delivered therewith.

      "Applicable Margin Percentage" shall mean, at any time from and after the Closing Date, (a) for purposes of determining the Adjusted LIBOR Rate, (i) 0.55% if the ratio of Consolidated Indebtedness to Consolidated Total Capitalization is equal to or less than .2 : 1.0 and (ii) 0.625% if the ratio of Consolidated Indebtedness to Consolidate Total Capitalization is greater than .2 : 1.0; and
(b) for purposes of calculating the commitment fee payable pursuant to SECTION 2.9(b), (i) 0.125% if the ratio of Consolidated Indebtedness to Consolidated Total Capitalization is equal to or less than .2 : 1.0 and (ii) 0.15% if the ratio of Consolidated Indebtedness to Consolidated Total Capitalization is greater than .2 : 1.0. On each Adjustment Date (as hereinafter defined), the Applicable Margin Percentage for LIBOR Loans and the commitment fee payable pursuant to SECTION 2.9(b) shall be adjusted effective as of such date (based upon the calculation of the ratio of Consolidated Indebtedness to Consolidated Total Capitalization as of the last day of the fiscal period to which such Adjustment Date relates) in accordance with this definition; provided, however, that, notwithstanding the foregoing or anything else herein to the contrary, if at any time the Borrower shall have failed to deliver the financial statements and a Compliance Certificate as required by SECTION 5.1(a) or SECTION 5.1(b), as the case may be, and SECTION 5.3(a), or if at any time an Event of Default shall have occurred and be continuing, then at the election of the Lender, at all times from and including the date on which such statements and Compliance Certificate are required to have been delivered (or the date of occurrence of such Event of Default, as the case may be) to the date on which the same shall have been delivered (or such Event of Default cured or waived, as the case may be), each Applicable Margin Percentage shall be determined in accordance with this definition as if the ratio of Consolidated Indebtedness to Consolidated Total Capitalization was greater than .2 : 1.0 (notwithstanding the actual ratio). For purposes of this definition, "Adjustment Date" shall mean, with respect to any fiscal period of the Borrower beginning with the fiscal quarter ending March 31, 2002, the fifth

(5th) day (or, if such day is not a Business Day, the next succeeding Business
Day) after delivery by the Borrower in accordance with SECTION 5.1(a) or SECTION 5.1(b), as the case may be, of (i) financial statements as of the end of and for such fiscal period and (ii) a duly completed Compliance Certificate with respect to such fiscal period. Until the first Adjustment Date, each Applicable Margin Percentage shall be determined in accordance with this definition based upon a ratio of Consolidated Indebtedness to Consolidated Total Capitalization as set forth in the pro forma Covenant Compliance Worksheet required to be delivered pursuant to SECTION 3.1(k).

      "Authorized Officer" shall mean, with respect to any action specified herein, any officer of the Borrower duly authorized by resolution of the board of directors of the Borrower to take such action on its behalf, and whose signature and incumbency shall have been certified to the Lender by the secretary or an assistant secretary of the Borrower.

      "Bankruptcy Code" shall mean 11 U.S.C. Sections 101 et seq., as amended from time to time, and any successor statute.

      "Base Rate" shall mean the higher of (i) the per annum interest rate publicly announced from time to time by First Union in Charlotte, North Carolina, to be its prime commercial lending rate (which may not necessarily be its best lending rate), as adjusted to conform to changes as of the opening of business on the date of any such change in such prime rate, and (ii) the Federal Funds Rate plus 0.5% (50 basis points) per annum, as adjusted to conform to changes as of the opening of business on the date of any such change in the Federal Funds Rate.

      "Base Rate Loan" shall mean, at any time, any Loan that bears interest at such time at the Base Rate.

      "Borrower" shall mean Radian Group Inc.

      "Borrower Margin Stock" shall mean shares of capital stock of the Borrower that are held by the Borrower or any of its Subsidiaries and that constitute Margin Stock.

      "Borrowing" shall mean the incurrence by the Borrower (including as a result of conversions and continuations of outstanding Loans pursuant to SECTION 2.11) on a single date of a group of Loans of a single Type and, in the case of LIBOR Loans, as to which a single Interest Period is in effect.

      "Borrowing Date" shall mean, with respect to any Borrowing, the date upon which such Borrowing is made.

      "Business Day" shall mean (i) any day other than a Saturday or Sunday, a legal holiday or a day on which commercial banks in Charlotte, North Carolina or Philadelphia, Pennsylvania are required by law to be closed and (ii) in respect of any determination relevant to a LIBOR Loan, any such day that is also a day on which tradings are conducted in the London interbank Eurodollar market.

      "Capital Stock" shall mean (i) with respect to any Person that is a corporation, any and all shares, interests or equivalents in capital stock (whether voting or nonvoting, and whether common or preferred) of such corporation, and (ii) with respect to any Person that is not a corporation, any and all partnership, membership, limited liability company or other equity interests of such Person; and in each case, any and all warrants, rights or options to purchase any of the foregoing.

      "Cash Equivalents" shall mean (i) securities issued or unconditionally guaranteed by the United States of America or any agency or instrumentality thereof, backed by the full faith and credit of the United States of America and maturing within ninety (90) days from the date of acquisition, (ii) commercial paper issued by any Person organized under the laws of the United States of America, maturing within ninety (90) days from the date of acquisition and, at the time of acquisition, having a rating of at least A-1 or the equivalent thereof by Standard & Poor's or at least P-1 or the equivalent thereof by Moody's, (iii) time deposits and certificates of deposit maturing within ninety
(90) days from the date of issuance and issued by a bank or trust company organized under the laws of the United States of America or any state thereof that has combined capital and surplus of at least $500,000,000 and that has (or is a subsidiary of a bank holding company that has) a long-term unsecured debt rating of at least A or the equivalent thereof by Standard & Poor's or at least A2 or the equivalent thereof by Moody's, (iv) repurchase obligations with a term not exceeding seven (7) days with respect to underlying securities of the types described in clause (i) above entered into with any bank or trust company meeting the qualifications specified in clause (iii) above, and (v) money market funds at least 95% of the assets of which are continuously invested in securities of the type described in clause (i) above.

      "Closing Date" shall mean February 8, 2002, the date on which this Agreement has become effective.

      "Commitment" shall mean $50,000,000, as such amount may be reduced pursuant to the terms hereof.

      "Compliance Certificate" shall mean a fully completed and duly executed certificate in the form of EXHIBIT C-1 or EXHIBIT C-2, together, for purposes of EXHIBIT C-1, with a Covenant Compliance Worksheet.

      "Consolidated Indebtedness" shall mean, as of any date of determination, the aggregate (without duplication) of all Indebtedness (whether or not reflected on the Borrower's or any Subsidiary's balance sheet) of the Borrower and its Subsidiaries as of such date, determined on a consolidated basis in accordance with GAAP, excluding reimbursement obligations in respect of letters of credit issued for the benefit of any Insurance Subsidiary or the Borrower in the ordinary course of its business to support the payment of obligations arising under insurance and reinsurance contracts and weather and similar swap agreements, but only in each case to the extent such letters of credit (i) are not drawn upon and (ii) are collateralized by cash or Cash Equivalents.

      "Consolidated Net Worth" shall mean, as of any date of determination, the net worth of the Borrower and its Subsidiaries as of such date, determined on a consolidated basis in accordance with GAAP but excluding any Disqualified Capital Stock and without regard to the requirements of Statement of Financial Accounting Standards No. 115 issued by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants.

      "Consolidated Total Capitalization" shall mean, as of any date of determination, Consolidated Net Worth as of such date plus Consolidated Indebtedness as of such date.

      "Contingent Obligation" shall mean, with respect to any Person, any direct or indirect liability of such Person with respect to any Indebtedness, liability or other obligation (the "primary obligation") of another Person (the "primary obligor"), whether or not contingent, (a) to purchase, repurchase or otherwise acquire such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or provide funds (i) for the payment or discharge of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor in respect thereof to make payment of such primary obligation or (d) otherwise to assure or hold harmless the owner of any such primary obligation against loss or failure or inability to perform in respect thereof; provided, however, that, with respect to the Borrower and its Subsidiaries, the term Contingent Obligation shall not include insurance policies, financial guarantees or surety bonds issued by the Borrower or any of its Subsidiaries in the ordinary course of their respective businesses or endorsements for collection or deposit in the ordinary course of business; provided further, that any Contingent Obligation with respect to a Person and a primary obligor which are the Borrower or any of its Subsidiaries, shall only be counted one time with respect to the Borrower and its Subsidiaries taken as a whole.

      "Covenant Compliance Worksheet" shall mean a fully completed worksheet in the form of Attachment A to EXHIBIT C-1.

      "Credit Documents" shall mean this Agreement, the Note, the Fee Letter, any Hedge Agreement to which the Borrower and Lender are parties, and all other agreements, instruments, documents and certificates now or hereafter executed and delivered to the Lender by or on behalf of the Borrower or any of its Subsidiaries with respect to this Agreement and the transactions contemplated hereby, in each case as amended, modified, supplemented or restated from time to time.

      "Default" shall mean any event or condition that, with the passage of time or giving of notice, or both, would constitute an Event of Default.

      "Disqualified Capital Stock" shall mean, with respect to any Person, any Capital Stock of such Person that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event or otherwise, (i) matures or is mandatorily redeemable or subject to any mandatory repurchase requirement, pursuant to a sinking fund obligation or otherwise, (ii) is redeemable or subject to any mandatory repurchase requirement at the sole option of the holder thereof, or (iii) is convertible into or exchangeable for (whether at the option of the issuer or the holder thereof) (a) debt securities or (b) any Capital Stock referred to in (i) or (ii) above, in each case under (i), (ii) or (iii) above at any time on or prior to the first anniversary of the Maturity Date; provided, however, that only the portion of Capital Stock that so matures or is mandatorily redeemable, is so redeemable at the option of the holder thereof, or is so convertible or exchangeable on or prior to such date shall be deemed to be Disqualified Capital Stock.

      "Dollars" or "$" shall mean dollars of the United States of America.

      "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute, and all rules and regulations from time to time promulgated thereunder.

      "ERISA Affiliate" shall mean any Person (including any trade or business, whether or not incorporated) that would be deemed to be under "common control" with, or a member of the same "controlled group" as the Borrower or any of its Subsidiaries, within the meaning of Sections 414(b), (c), (m) or (o) of the Internal Revenue Code or Section 4001 of ERISA.

      "ERISA Event" shall mean any of the following with respect to a Plan or Multiemployer Plan, as applicable: (i) a Reportable Event with respect to a Plan or a Multiemployer Plan, (ii) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan that results in liability under
Section 4201 or 4204 of ERISA, or the receipt by the Borrower or any ERISA Affiliate of notice from a Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA or that it intends to terminate or has terminated under Section 4041A of ERISA, (iii) the distribution by the Borrower or any ERISA Affiliate under Section 4041 or 4041A of ERISA of a notice of intent to terminate any Plan or the taking of any action to terminate any Plan, (iv) the commencement of proceedings by the PBGC under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Borrower or any ERISA Affiliate of a notice from any Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan, (v) the institution of a proceeding by any fiduciary of any Multiemployer Plan against the Borrower or any ERISA Affiliate to enforce
Section 515 of ERISA, which is not dismissed within thirty (30) days, (vi) the imposition upon the Borrower or any ERISA Affiliate of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, or the imposition or threatened imposition of any Lien upon any assets of the Borrower or any ERISA Affiliate as a result of any alleged failure to comply with the Internal Revenue Code or ERISA in respect of any Plan, (vii) the engaging in or otherwise becoming liable for a nonexempt Prohibited Transaction by the Borrower or any ERISA Affiliate, (viii) a violation of the applicable requirements of Section 404 or 405 of ERISA or the exclusive benefit rule under Section 401(a) of the Internal Revenue Code by any fiduciary of any Plan for which the Borrower or any of its ERISA Affiliates may be directly or indirectly liable or (ix) the adoption of an amendment to any Plan that, pursuant to Section 401(a)(29) of the Internal Revenue Code or Section 307 of ERISA, would result in the loss of tax-exempt status of the trust of which such Plan is a part if the Borrower or an ERISA Affiliate fails to timely provide security to such Plan in accordance with the provisions of such sections.

      "Environmental Claims" shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, accusations, allegations, notices of noncompliance or violation, investigations (other than internal reports prepared by any Person in the ordinary course of its business and not in response to any third party action or request of any kind) or proceedings relating in any way to any actual or alleged violation of or liability under any Environmental Law or relating to any permit issued, or any approval given, under any such Environmental Law (collectively, "Claims"), including, without limitation, (i) any and all Claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Substances or arising from alleged injury or threat of injury to human health or the environment.

      "Environmental Laws" shall mean any and all federal, state and local laws, statutes, ordinances, rules, regulations, permits, licenses, approvals, rules of common law and orders of courts or Governmental Authorities, relating to the protection of human health or occupational safety or the environment, now or hereafter in effect and in each case as amended from time to time, including, without limitation, requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of Hazardous Substances.

      "Event of Default" shall have the meaning given to such term in SECTION
      8.1.

      "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended from time to time, and any successor statute, and all rules and regulations from time to time promulgated thereunder.

      "Federal Funds Rate" shall mean, for any period, a fluctuating per annum interest rate (rounded upwards, if necessary, to the nearest 1/100 of one percentage point) equal for each day during such period to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Lender from three federal funds brokers of recognized standing selected by the Lender.

      "Federal Reserve Board" shall mean the Board of Governors of the Federal Reserve System or any successor thereto.

      "Fee Letter" shall mean the letter from the Lender to the Borrower, dated November 7, 2001, relating to certain fees payable by the Borrower in respect of the transactions contemplated by this Agreement, as amended, modified or supplemented from time to time.

      "Financial Officer" shall mean, with respect to the Borrower, the chief financial officer, the chief executive officer, any vice president - finance, the principal accounting officer, controller or treasurer of the Borrower.

      "First Union" shall mean First Union National Bank, and its successors and assigns.

      "Fitch" shall mean Fitch, Inc., and its successors and assigns.

      "GAAP" shall mean generally accepted accounting principles, as set forth in the statements, opinions and pronouncements of the Accounting Principles Board, the American

Institute of Certified Public Accountants and the Financial Accounting Standards Board, consistently applied and maintained, as in effect from time to time (subject to the provisions of SECTION 1.2).

      "Governmental Authority" shall mean any nation or government, any state or other political subdivision thereof and any central bank thereof, any municipal, local, city or county government, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

      "Hazardous Substances" shall mean any substances or materials (i) that are or become defined as hazardous wastes, hazardous substances, pollutants, contaminants or toxic substances under any Environmental Law, (ii) that are defined by any Environmental Law as toxic, explosive, corrosive, ignitable, infectious, radioactive, mutagenic or otherwise hazardous, (iii) the presence of which require investigation or response under any Environmental Law, (iv) that constitute a nuisance, trespass or health or safety hazard to Persons or neighboring properties, (iv) that consist of underground or aboveground storage tanks, whether empty, filled or partially filled with any substance, or (v) that contain, without limitation, asbestos, polychlorinated biphenyls, urea formaldehyde foam insulation, petroleum hydrocarbons, petroleum derived substances or wastes, crude oil, nuclear fuel, natural gas or synthetic gas.

      "Hedge Agreement" shall mean any interest or foreign currency rate swap, cap, collar, option, hedge, forward rate or other similar agreement or arrangement designed to protect against fluctuations in interest rates or currency exchange rates, including any swap agreements (as defined in 11 U.S.C.
Section 101).

      "Historical Statutory Statements" shall have the meaning given to such term in SECTION 4.11(c).

      "Indebtedness" shall mean, with respect to any Person (without duplication), (i) all indebtedness and obligations of such Person for borrowed money or in respect of loans or advances of any kind, (ii) all obligations of such Person evidenced by notes, bonds, debentures or similar instruments, (iii) all reimbursement obligations of such Person with respect to surety bonds, letters of credit and bankers' acceptances (in each case, whether or not drawn or matured and in the stated amount thereof), (iv) all obligations of such Person to pay the deferred purchase price of property or services, other than trade accounts payable arising and accrued expenses incurred, in the ordinary course of business, (v) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, (vi) all obligations of such Person as lessee under leases that are or are required to be, in accordance with GAAP, recorded as capital leases, to the extent such obligations are required to be so recorded,
(vii) all Disqualified Capital Stock issued by such Person, with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any (for purposes hereof, the "maximum fixed repurchase price" of any Disqualified Capital Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to this Agreement, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall be determined reasonably and in good faith by the board of directors or other governing body of the issuer of such Disqualified Capital Stock), (viii) the net termination obligations of such Person under any Hedge Agreements, calculated as of any date as if such agreement or arrangement were terminated as of such date, (ix) all Contingent Obligations of such Person and (x) all indebtedness referred to in clauses (i) through (x) above secured by any Lien on any property or asset owned or held by such Person regardless of whether the indebtedness secured thereby shall have been assumed by such Person or is nonrecourse to the credit of such Person.

      "Insurance Regulatory Authority" shall mean, with respect to any Insurance Subsidiary, the insurance department or similar Governmental Authority charged with regulating insurance companies or insurance holding companies, in its jurisdiction of domicile and, to the extent that it has regulatory authority over such Insurance Subsidiary, in each other jurisdiction in which such Insurance Subsidiary conducts business or is licensed to conduct business.

      "Insurance Subsidiary" shall mean any direct or indirect Subsidiary of the Borrower that is regulated and licensed to conduct an insurance business by an Insurance Regulatory Authority or that is otherwise required to be regulated thereby in accordance with the applicable Requirements of Law of its jurisdiction of domicile.

      "Interest Period" shall have the meaning given to such term in SECTION
2.10.

      "Internal Revenue Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, and any successor statute, and all rules and regulations from time to time promulgated thereunder.

      "Investment Policy" shall mean the Investment Policy of the Insurance Subsidiaries as of the date hereof, as referenced in SCHEDULE 7.5.

      "LIBOR Loan" shall mean, at any time, any Loan that bears interest at such time at the Adjusted LIBOR Rate.

      "LIBOR Rate" shall mean, with respect to each LIBOR Loan comprising part of the same Borrowing for any Interest Period, an interest rate per annum obtained by dividing (i) (y) the rate of interest (rounded upward, if necessary, to the nearest 1/16 of one percentage point) appearing on Telerate Page 3750 (or any successor page) or (z) if no such rate is available, the rate of interest determined by the Lender to be the rate or the arithmetic mean of rates (rounded upward, if necessary, to the nearest 1/16 of one percentage point) at which Dollar deposits in immediately available funds are offered by First Union to first-tier banks in the London interbank Eurodollar market, in each case under
(y) and (z) above at approximately 11:00 a.m., London time two (2) Business Days prior to the first day of such Interest Period for a period substantially equal to such Interest Period and in an amount substantially equal to the amount of the LIBOR Loan comprising part of such Borrowing, by (ii) the amount equal to
1.00 minus the Reserve Requirement (expressed as a decimal) for such Interest Period.

      "Lender" shall mean First Union National Bank, and its successors and assigns

      "Lending Office" shall mean the office of the Lender designated as its "Lending Office" on its signature page hereto or such other office as may be otherwise designated in writing from time to time by the Lender to the Borrower. The Lender may designate separate Lending Offices as provided in the foregoing sentence for the purposes of making or maintaining different Types of Loans, and, with respect to LIBOR Loans, such office may be a domestic or foreign branch or Affiliate of the Lender.

      "Licenses" shall mean any and all licenses (including provisional licenses), certificates of need, accreditations, permits, franchises, rights to conduct business, approvals (by a Governmental Authority or otherwise), consents, qualifications, operating authority and any other authorizations.

      "Lien" shall mean any mortgage, pledge, hypothecation, assignment, security interest, lien (statutory or otherwise), preference, priority, charge or other encumbrance of any nature, whether voluntary or involuntary, including, without limitation, the interest of any vendor or lessor under any conditional sale agreement, title retention agreement, capital lease or any other lease or arrangement having substantially the same effect as any of the foregoing.

      "Loans" shall have the meaning given to such term in SECTION 2.1.

      "Margin Stock" shall have the meaning given to such term in Regulation U.

      "Material Adverse Change" shall mean a material adverse change in the condition (financial or otherwise), operations, prospects, business, properties or assets of the Borrower and its Subsidiaries, taken as a whole.

      "Material Adverse Effect" shall mean a material adverse effect upon (i) the condition (financial or otherwise), operations, prospects, business, properties or assets of the Borrower or its Subsidiaries, taken as a whole, (ii) the ability of the Borrower or any Subsidiary to perform its obligations under this Agreement or any of the other Credit Documents to which it is a party or
(iii) the legality, validity or enforceability of this Agreement or any of the other Credit Documents or the rights and remedies of the Lender hereunder and thereunder.

      "Material Contract" shall have the meaning given to such term in SECTION 4.18.

      "Material Insurance Subsidiaries" shall mean Radian Guaranty Inc., Amerin Guaranty Corporation, Radian Reinsurance Inc. (formerly known as Enhance Reinsurance Company), Radian Asset Assurance Inc. (formerly known as Asset Guaranty Insurance Company) and any other direct or indirect Insurance Subsidiary of the Borrower whose total statutory assets exceed 10% of the combined statutory assets (without duplication) of all Insurance Subsidiaries of the Borrower, taken as a whole, or whose gross written premiums exceed 10% of combined gross written premiums of all such Insurance Subsidiaries, taken as a whole.

      "Material Subsidiary" shall mean any Subsidiary of the Borrower that as of such time either (i) is a Material Insurance Subsidiary or (ii) meets the definition of a "significant subsidiary" contained as of the date hereof in Regulation S-K of the Securities and Exchange Commission or any governmental authority superseding to its principal functions.

      "Maturity Date" shall mean February 7, 2003.

      "Moody's" shall mean Moody's Investors Services, Inc., and its successors and assigns.

      "Multiemployer Plan" shall mean any "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA to which the Borrower or any ERISA Affiliate makes, is making or is obligated to make contributions or has made or been obligated to make contributions.

      "NAIC" shall mean the National Association of Insurance Commissioners and any successor thereto.

      "Note" shall mean the promissory note of the Borrower in substantially the form of EXHIBIT A, together with any amendments, modifications and supplements thereto, substitutions therefor and restatements thereof.

      "Notice of Borrowing" shall have the meaning given to such term in SECTION 2.2(b).

      "Notice of Conversion/Continuation" shall have the meaning given to such term in SECTION 2.11(b).

      "Obligations" shall mean all principal of and interest (including, to the greatest extent permitted by law, post-petition interest) on the Loans, and all fees, expenses, indemnities and other obligations owing, due or payable at any time by the Borrower to the Lender or any other Person entitled thereto, under this Agreement or any of the other Credit Documents, and all payment and other obligations owing or payable at any time by the Borrower to the Lender or any Affiliate of any Lender under or in connection with any Hedge Agreement permitted by this Agreement.

      "Participant" shall have the meaning given to such term in SECTION 9.7.

      "PBGC" shall mean the Pension Benefit Guaranty Corporation and any successor thereto.

      "Permitted Acquisition" shall mean (a) any Acquisition with respect to which all of the following conditions are satisfied: (i) any Capital Stock given as consideration in connection therewith shall be Capital Stock of the Borrower,
(ii) in the case of an Acquisition involving the acquisition of control of Capital Stock of any Person, immediately after giving effect to such Acquisition such Person (or the surviving Person, if the acquisition is effected through a merger or consolidation) shall be the Borrower or a Wholly Owned Subsidiary, and
(iii) all of the conditions and requirements of SECTION 5.9 applicable to such Acquisition are satisfied; or (b) any other Acquisition to which the Lender shall have given its prior written consent and with respect to which all of the conditions and requirements set forth in this definition and in SECTION 5.9, and in or pursuant to any such consent, have been satisfied or waived in writing by the Lender.

      "Permitted Liens" shall have the meaning given to such term in SECTION
7.3.

      "Person" shall mean any corporation, association, joint venture, partnership, limited liability company, organization, business, individual, trust, government or agency or political subdivision thereof or any other legal entity.

      "Plan" shall mean any "employee pension benefit plan" within the meaning of Section 3(2) of ERISA that is subject to the provisions of Title IV of ERISA (other than a Multiemployer Plan) and to which the Borrower or any ERISA Affiliate may have any liability.

      "Prohibited Transaction" shall mean any transaction described in (i)
Section 406 of ERISA that is not exempt by reason of Section 408 of ERISA or by reason of a Department of Labor prohibited transaction individual or class exemption or (ii) Section 4975(c) of the Internal Revenue Code that is not exempt by reason of Section 4975(c)(2) or 4975(d) of the Internal Revenue Code.

      "Quarterly Statement" shall mean, with respect to any Insurance Subsidiary for any fiscal quarter, the quarterly financial statements of such Insurance Subsidiary as required to be filed with the Insurance Regulatory Authority of its jurisdiction of domicile, together with all exhibits, schedules, certificates and actuarial opinions required to be filed or delivered therewith.

      "Regulations D, T, U and X" shall mean Regulations D, T, U and X, respectively, of the Federal Reserve Board, and any successor regulations.

      "Reinsurance Agreement" shall mean any agreement, contract, treaty, certificate or other arrangement whereby any Insurance Subsidiary agrees to transfer, cede or retrocede to another insurer or reinsurer (other than to an Affiliate of such Insurance Subsidiary) all or part of the liability assumed or assets held by such Insurance Subsidiary under a policy or policies of insurance issued by such Insurance Subsidiary or under a reinsurance agreement assumed by such Insurance Subsidiary.

      "Reportable Event" shall mean (i) any "reportable event" within the meaning of Section 4043(c) of ERISA for which the 30-day notice under Section 4043(a) of ERISA has not been waived by the PBGC (including any failure to meet the minimum funding standard of, or timely make any required installment under,
Section 412 of the Internal Revenue Code or Section 302 of ERISA, regardless of the issuance of any waivers in accordance with Section 412(d) of the Internal Revenue Code), (ii) any such "reportable event" subject to advance notice to the PBGC under Section 4043(b)(3) of ERISA, (iii) any application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Internal Revenue Code, and (iv) a cessation of operations described in Section 4062(e) of ERISA.

      "Requirement of Law" shall mean, with respect to any Person, the charter, articles or certificate of organization or incorporation and bylaws or other organizational or governing documents of such Person, and any statute, law, treaty, rule, regulation, order, decree, writ, injunction or determination of any arbitrator or court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject or otherwise pertaining to any or all of the transactions contemplated by this Agreement and the other Credit Documents.

      "Reserve Requirement" shall mean, with respect to any Interest Period, the reserve percentage (expressed as a decimal) in effect from time to time during such Interest Period, as provided by the Federal Reserve Board, applied for determining the maximum reserve requirements (including, without limitation, basic, supplemental, marginal and emergency reserves) applicable to First Union under Regulation D with respect to "Eurocurrency liabilities" within the meaning of Regulation D, or under any similar or successor regulation with respect to Eurocurrency liabilities or Eurocurrency funding.

      "Responsible Officer" shall mean, with respect to the Borrower, the president, the chief executive officer, the chief financial officer, any executive officer, the General Counsel (if also an officer holding a title of at least Senior Vice President), or any other Financial Officer of the Borrower, and any other officer or similar official thereof responsible for the administration of the obligations of the Borrower in respect of this Agreement.

      "Standard & Poor's" shall mean Standard & Poor's Ratings Services, a division of McGraw-Hill Companies, Inc., its successors and assigns.

      "Statutory Accounting Practices" or "SAP" shall mean, with respect to any Insurance Subsidiary, the statutory accounting practices prescribed or permitted by the relevant Insurance Regulatory Authority of its state of domicile, consistently applied and maintained and in conformity with those used in the preparation of the most recent statutory financial statements described in
SECTION 4.11(c) (except where changes are required by the relevant Insurance Regulatory Authority) and the Annual Statement.

      "Subsidiary" shall mean, with respect to any Person, any corporation or other Person of which more than fifty percent (50%) of the outstanding Capital Stock having ordinary voting power to elect a majority of the board of directors, board of managers or other governing body of such Person, is at the time, directly or indirectly, owned by such Person and one or more of its other Subsidiaries or a combination thereof (irrespective of whether, at the time, securities of any other class or classes of any such corporation or other Person shall or might have voting power by reason of the happening of any contingency). When used without reference to a parent entity, the term "Subsidiary" shall be deemed to refer to a Subsidiary of the Borrower.

      "Termination Date" shall mean the Maturity Date or such earlier date of termination of the Commitment pursuant to SECTION 2.5 or SECTION 8.2.

      "Type" shall have the meaning given to such term in SECTION 2.2(a)

      "Unfunded Pension Liability" shall mean, with respect to any Plan or Multiemployer Plan, the excess of its benefit liabilities under Section 4001(a)(16) of ERISA over the current value of its assets, determined in accordance with the applicable assumptions used for funding under Section 412 of the Code for the applicable plan year.

      "Unutilized Commitment" shall mean, at any time, the Commitment less the aggregate principal amount of all Loans that are outstanding at such time.

      "Wholly Owned" shall mean, with respect to any Subsidiary of any Person, that 100% of the outstanding Capital Stock of such Subsidiary is owned, directly or indirectly, by such Person.

      1.2 Accounting Terms. Except as specifically provided otherwise in this Agreement, all accounting terms used herein that are not specifically defined shall have the meanings customarily given them, and all financial computations shall be made, in accordance with GAAP (or, to the extent that such terms apply solely to any Insurance Subsidiary or if otherwise expressly required, SAP) as in effect as of the date of this Agreement applied on a basis consistent with the application used in preparing the most recent financial statements of the Borrower and any such Insurance Subsidiary. Notwithstanding the foregoing, in the event that any changes in GAAP or SAP after the date hereof are required to be applied to the transactions described herein and would affect the computation of the financial covenants contained in ARTICLE VI, such changes shall be followed in the computation of such financial covenants only from and after the date this Agreement shall have been amended to take into account any such changes, provided the parties agree to negotiate in good faith to so amend this Agreement as soon as practicable after such a change. References to amounts on particular exhibits, schedules, lines, pages and columns of any Annual Statement or Quarterly Statement are based on the format promulgated by the NAIC for the 2000 Annual Statements and Quarterly Statements. In the event such format is changed in future years so that different information is contained in such items or they no longer exist, or if the Annual Statement or Quarterly Statement is replaced by the NAIC or by any Insurance Regulatory Authority after the date hereof such that different forms of financial statements are required to be furnished by any Insurance Subsidiary in lieu thereof, such references shall be to information consistent with that reported in the referenced item in the 2000 Annual Statements or Quarterly Statements, as the case may be.

      1.3 Other Terms; Construction. Unless otherwise specified or unless the context otherwise requires, all references herein to sections, annexes, schedules and exhibits are references to sections, annexes, schedules and exhibits in and to this Agreement, and all terms defined in this Agreement shall have the defined meanings when used in any other Credit Document or any certificate or other document made or delivered pursuant hereto.

                                   ARTICLE II

                          AMOUNT AND TERMS OF THE LOANS

      2.1 Commitment. The Lender agrees, subject to and on the terms and conditions of this Agreement, to make loans (each, a "Loan," and collectively, the "Loans") to the Borrower, from time to time on any Business Day during the period from and including the Closing Date to but not including the Termination Date, in an aggregate principal amount at any time outstanding not greater than its Commitment at such time, provided that no Borrowing shall be made if, immediately after giving effect thereto, the aggregate principal amount of Loans outstanding at such time would exceed the Commitment at such time. Subject to and on the terms and conditions of this Agreement, the Borrower may borrow, repay and reborrow Loans.

      2.2 Borrowings.

      (a) The Loans shall, at the option of the Borrower and subject to the terms and conditions of this Agreement, be either (i) Base Rate Loans or (ii) LIBOR Loans (each, a "Type" of Loan), provided that (x) all Loans comprising the same Borrowing shall, unless otherwise specifically provided herein, be of the same Type, and (y) no Borrowing of LIBOR Loans may be made at any time prior to the third (3rd) Business Day after the Closing Date.

      (b) In order to make a Borrowing (other than Borrowings involving continuations or conversions of outstanding Loans, which shall be made pursuant to SECTION 2.11), the Borrower will give the Lender written notice not later than 11:00 a.m., Charlotte time, three (3) Business Days prior to each Borrowing to be comprised of LIBOR Loans and not later than one (1) Business Day prior to each Borrowing to be comprised of Base Rate Loans; provided, however, that the request for the Borrowing of the Loan to be made on the Closing Date may, at the discretion of the Lender, be given later than the times specified hereinabove. Each such notice (each, a "Notice of Borrowing") shall be irrevocable, shall be given in the form of EXHIBIT B-1 and shall specify (1) the aggregate principal amount and initial Type of the Loans to be made pursuant to such Borrowing, (2) in the case of a Borrowing of LIBOR Loans, the initial Interest Period to be applicable thereto, and (3) the requested date of such Borrowing (the "Borrowing Date"), which shall be a Business Day. Notwithstanding anything to the contrary contained herein:

            (i) the aggregate principal amount of each Borrowing comprised of Base Rate Loans shall not be less than $3,000,000 or, if greater, an integral multiple of $1,000,000 in excess thereof (or, if less, in the amount of the aggregate Unutilized Commitments), and the aggregate principal amount of each Borrowing comprised of LIBOR Loans shall not be less than $3,000,000 or, if greater, an integral multiple of $1,000,000 in excess thereof;

            (ii) if the Borrower shall have failed to designate the Type of Loans comprising a Borrowing, the Borrower shall be deemed to have requested a Borrowing comprised of Base Rate Loans; and

            (iii) if the Borrower shall have failed to select the duration of the Interest Period to be applicable to any Borrowing of LIBOR Loans, then the Borrower shall be deemed to have selected an Interest Period with a duration of one month;

      (c) Not later than 1:00 p.m., Charlotte time, on the requested Borrowing Date, the Lender will make such amounts available to the Borrower.

      2.3 Disbursements.

      (a) The Borrower hereby authorizes the Lender to disburse the proceeds of each Borrowing in accordance with the terms of any written instructions from any of the Authorized Officers, provided that the Lender shall not be obligated under any circumstances to forward amounts to any account not listed in an Account Designation Letter. The Borrower may at any time deliver to the Lender an Account Designation Letter listing any additional accounts or deleting any accounts listed in a previous Account Designation Letter.

      (b) The Lender may, at its option, make and maintain any Loan at, to or for the account of any of its Lending Offices, provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan to or for the account of the Lender in accordance with the terms of this Agreement.

      2.4 Note.

      (a) The Loans shall be evidenced by a Note appropriately completed substantially in the form of EXHIBIT A by the Borrower.

      (b) The Note shall (i) be executed by the Borrower, (ii) be payable to the order of the Lender, (iii) be dated as of the Closing Date, (iv) be in a stated principal amount equal to the Commitment, (v) bear interest in accordance with the provisions of SECTION 2.8, as the same may be applicable from time to time to the Loans made by the Lender, and (vi) be entitled to all of the benefits of this Agreement and the other Credit Documents and subject to the provisions hereof and thereof.

      (c) The Lender will record on its internal records the amount and Type of each Loan made by it and each payment received by it in respect thereof and will, in the event of any transfer of its Note, either endorse on the reverse side thereof or on a schedule attached thereto (or any continuation thereof) the outstanding principal amount and Type of the Loans evidenced thereby as of the date of transfer; provided, however, that the failure of the Lender to make any such recordation or provide any such information, or any error therein, shall not affect the Borrower's obligations under this Agreement or the Note.

      2.5 Termination of Commitment.

      (a) The Commitment shall be automatically and permanently terminated on the Termination Date.

      (b) At any time and from time to time after the date hereof, upon not less than five (5) Business Days' prior written notice to the Agent, the Borrower may terminate in whole or reduce in part the aggregate Unutilized Commitments, provided that any such partial reduction shall be in an aggregate amount of not less than $5,000,000 or, if greater, an integral multiple of $1,000,000 in excess thereof. The amount of any termination or reduction made under this subsection (b) may not thereafter be reinstated.

      2.6 Mandatory Payments and Prepayments.

      (a) Except to the extent due or paid sooner pursuant to the provisions of this Agreement, the aggregate outstanding principal of the Loans shall be due and payable in full on the Maturity Date.

      (b) In the event that, at any time, the aggregate principal amount of Loans outstanding at such time shall exceed the Commitment at such time (after giving effect to any concurrent termination or reduction thereof), the Borrower will immediately prepay the outstanding principal amount of the Loans in the amount of such excess.

      (c) Each payment or prepayment of a LIBOR Loan made pursuant to the provisions of this Section on a day other than the last day of the Interest Period applicable thereto shall be made together with all amounts required under
SECTION 2.17 to be paid as a consequence thereof.

      2.7 Voluntary Prepayments. At any time and from time to time, the Borrower shall have the right to prepay the Loans, in whole or in part, without premium or penalty (except as provided in clause (iii) below), upon written notice given to the Lender not later than 11:00 a.m., Charlotte time, three (3) Business Days prior to each intended prepayment of LIBOR Loans and one (1) Business Day prior to each intended prepayment of Base Rate Loans, provided that (i) each partial prepayment shall be in an aggregate principal amount of not less than $3,000,000 or, if greater, an integral multiple of $1,000,000 in excess thereof, (ii) no partial prepayment of a LIBOR Loan made pursuant to any single Borrowing shall reduce the outstanding principal amount of the remaining LIBOR Loan under such Borrowing to less than $3,000,000 or to any greater amount not an integral multiple of $1,000,000 in excess thereof, and (iii) unless made together with all amounts required under SECTION 2.17 to be paid as a consequence of such prepayment, a prepayment of a LIBOR Loan may be made only on the last day of the Interest Period applicable thereto. Each such notice shall specify the proposed date of such prepayment and the aggregate principal amount and Type of the Loans to be prepaid (and, in the case of LIBOR Loans, the Interest Period of the Borrowing pursuant to which made), and shall be irrevocable and shall bind the Borrower to make such prepayment on the terms specified therein. Loans prepaid pursuant to this Section may be reborrowed, subject to the terms and conditions of this Agreement.

      2.8 Interest.

      (a) The Borrower will pay interest in respect of the unpaid principal amount of each Loan, from the date of Borrowing thereof until such principal amount shall be paid in full, (i) at the Base Rate, as in effect from time to time during such periods as such Loan is a Base Rate Loan, and (ii) at the Adjusted LIBOR Rate, as in effect from time to time during such periods as such Loan is a LIBOR Loan.

      (b) Upon the occurrence and during the continuance of any default by the Borrower in the payment of any principal of or interest on any Loan, any fees or other amount hereunder when due (whether at maturity, pursuant to acceleration or otherwise), and upon the occurrence and during the continuance of any other Event of Default, all outstanding principal amounts of the Loans and, to the greatest extent permitted by law, all interest accrued on the Loans and all other accrued and outstanding fees and other amounts hereunder, shall, at the option of the Lender, bear interest at a rate per annum equal to the interest applicable from time to time thereafter to such Loans (whether the Base Rate or Adjusted LIBOR Rate) plus 2% (or, in the case of fees and other amounts, at the Base Rate plus 2%) and, in each case, such default interest shall be payable on demand. To the greatest extent permitted by law, interest shall continue to accrue after the filing by or against the Borrower of any petition seeking any relief in bankruptcy or under any law pertaining to insolvency or debtor relief.

      (c) Accrued (and theretofore unpaid) interest shall be payable as follows:

            (i) in respect of each Base Rate Loan (including any Base Rate Loan or portion thereof paid or prepaid pursuant to the provisions of SECTION 2.6, except as provided hereinbelow), in arrears on the last Business Day of each calendar quarter, beginning with the first such day to occur after the Closing Date; provided, that in the event the Loans are repaid or prepaid in full and the Commitment has been terminated, then accrued interest in respect of all Base Rate Loans shall be payable together with such repayment or prepayment on the date thereof;

            (ii) in respect of each LIBOR Loan (including any LIBOR Loan or portion thereof paid or prepaid pursuant to the provisions of SECTION 2.6, except as provided hereinbelow), in arrears (y) on the last Business Day of the Interest Period applicable thereto (subject to the provisions of clause (iv) in SECTION 2.10) and (z) in addition, in the case of a LIBOR Loan with an Interest Period having a duration of six months or longer, on each date on which interest would have been payable under clause (y) above had successive Interest Periods of three months' duration been applicable to such LIBOR Loan; provided, that in the event all of the LIBOR Loan made pursuant to a single Borrowing is repaid or prepaid in full, then accrued interest in respect of such LIBOR Loan shall be payable together with such repayment or prepayment on the date thereof; and

            (iii) in respect of any Loan, at maturity (whether pursuant to acceleration or otherwise) and, after maturity, on demand.

      (d) Nothing contained in this Agreement or in any other Credit Document shall be deemed to establish or require the payment of interest to the Lender at a rate in excess of the maximum rate permitted by applicable law. If the amount of interest payable for the account of the Lender on any interest payment date would exceed the maximum amount permitted by applicable law to be charged by the Lender, the amount of interest payable for its account on such interest payment date shall be automatically reduced to such maximum permissible amount. In the event of any such reduction affecting the Lender, if from time to time thereafter the amount of interest payable for the account of the Lender on any interest payment date would be less than the maximum amount permitted by applicable law to be charged by the Lender, then the amount of interest payable for its account on such subsequent interest payment date shall be automatically increased to such maximum permissible amount, provided that at no time shall the aggregate amount by which interest paid for the account of the Lender has been increased pursuant to this sentence exceed the aggregate amount by which interest paid for its account has theretofore been reduced pursuant to the previous sentence.

      (e) The Lender shall promptly notify the Borrower upon determining the interest rate for each Borrowing of LIBOR Loans after its receipt of the relevant Notice of Borrowing or Notice of Conversion/Continuation, and upon each change in the Base Rate; provided, however, that the failure of the Lender to provide the Borrower with any such notice shall not affect any obligations of the Borrower nor result in any liability on the part of the Lender to the Borrower. Each such determination (including each determination of the Reserve Requirement) shall, absent manifest error, be conclusive and binding on all parties hereto.

      2.9 Fees. The Borrower agrees to pay to the Lender:

      (a) on the date of execution of this Agreement, the fees described in paragraph (2) of the Fee Letter; and

      (b) a commitment fee for each calendar quarter (or portion thereof) for the period from the date of this Agreement to the Termination Date, at a per annum rate equal to the Applicable Margin Percentage in effect for such fee from time to time during such quarter on the Unutilized Commitment, calculated on the basis of a 360-day year for the actual days elapsed commencing on the execution date of this Agreement, payable in arrears (i) on the last Business Day of each calendar quarter, beginning with the first such day to occur after the Closing Date, and (ii) on the Termination Date.

      2.10 Interest Periods. Concurrently with the giving of a Notice of Borrowing or Notice of Conversion/Continuation in respect of any Borrowing comprised of Base Rate Loans to be converted into, or LIBOR Loans to be continued as, LIBOR Loans, the Borrower shall have the right to elect, pursuant to such notice, the interest period (each, an "Interest Period") to be applicable to such LIBOR Loans, which Interest Period shall, at the option of the applicable Borrower be a one, two, three or six-month period; provided, however, that:

            (i) all LIBOR Loans comprising a single Borrowing shall at all times have the same Interest Period;

            (ii) the initial Interest Period for any LIBOR Loan shall commence on the date of the Borrowing of such LIBOR Loan (including the date of any continuation of, or conversion into, such LIBOR Loan), and each successive Interest Period applicable to such LIBOR Loan shall commence on the day on which the next preceding Interest Period applicable thereto expires;

            (iii) LIBOR Loans may not be outstanding under more than four (4) separate Interest Periods at any one time (for which purpose Interest Periods shall be deemed to be separate even if they are coterminous);

            (iv) if any Interest Period otherwise would expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day unless such next succeeding Business Day falls in another calendar month, in which case such Interest Period shall expire on the next preceding Business Day;

            (v) the Borrower may not select any Interest Period that begins prior to the Closing Date or that expires after the Maturity Date;

            (vi) if any Interest Period begins on a day for which there is no numerically corresponding day in the calendar month during which such Interest Period would otherwise expire, such Interest Period shall expire on the last Business Day of such calendar month; and

            (vii) if, upon the expiration of any Interest Period applicable to a Borrowing of LIBOR Loans, the applicable Borrower shall have failed to elect a new Interest Period to be applicable to such LIBOR Loans, then the Borrower shall be deemed to have elected to convert such LIBOR Loans into Base Rate Loans as of the expiration of the then current Interest Period applicable thereto.

      2.11 Conversions and Continuations.

      (a) The Borrower shall have the right, on any Business Day occurring on or after the Closing Date, to elect (i) to convert all or a portion of the outstanding principal amount of any Base Rate Loans into LIBOR Loans, or to convert any LIBOR Loans the Interest Periods for which end on the same day into Base Rate Loans, or (ii) upon the expiration of any Interest Period, to continue all or a portion of the outstanding principal amount of any LIBOR Loans the Interest Periods for which end on the same day for an additional Interest Period, provided that (x) any such conversion of LIBOR Loans into Base Rate Loans shall involve an aggregate principal amount of not less than $3,000,000 or, if greater, an integral multiple of $1,000,000 in excess thereof; any such conversion of Base Rate Loans into, or continuation of, LIBOR Loans shall involve an aggregate principal amount of not less than $3,000,000 or, if greater, an integral multiple of $1,000,000 in excess thereof; and no partial conversion of LIBOR Loans made pursuant to a single Borrowing shall reduce the outstanding principal amount of such LIBOR Loans to less than $3,000,000 or to any greater amount not an integral multiple of $1,000,000 in excess thereof, (y) except as otherwise provided in SECTION 2.15(D), LIBOR Loans may be converted into Base Rate Loans only on the last day of the Interest Period applicable thereto (and, in any event, if a LIBOR Loan is converted into a Base Rate Loan on any day other than the last day of the Interest Period applicable thereto, the Borrower will pay, upon such conversion, all amounts required under SECTION
2.17 to be paid as a consequence thereof), and (z) no conversion of Base Rate Loans into LIBOR Loans or continuation of LIBOR Loans shall be permitted during the continuance of a Default or Event of Default.

      (b) The Borrower shall make each such election by giving the Lender written notice not later than 11:00 a.m., Charlotte time, three (3) Business Days prior to the intended effective date of any conversion of Base Rate Loans into, or continuation of, LIBOR Loans and one (1) Business Day prior to the intended effective date of any conversion of LIBOR Loans into Base Rate Loans. Each such notice (each, a "Notice of Conversion/Continuation") shall be irrevocable, shall be given in the form of EXHIBIT B-2 and shall specify (x) the date of such conversion or continuation (which shall be a Business Day), (y) in the case of a conversion into, or a continuation of, LIBOR Loans, the Interest Period to be applicable thereto, and (z) the aggregate amount and Type of the Loans being converted or continued. In the event that the Borrower shall fail to deliver a Notice of Conversion/Continuation as provided herein with respect to any outstanding LIBOR Loans, such LIBOR Loans shall automatically be converted to Base Rate Loans upon the expiration of the then current Interest Period applicable thereto (unless repaid pursuant to the terms hereof). In the event the Borrower shall have failed to select in a Notice of Conversion/Continuation the duration of the Interest Period to be applicable to any conversion into, or continuation of, LIBOR Loans, then the Borrower shall be deemed to have selected an Interest Period with a duration of one month.

      2.12 Method of Payments; Computations.

      (a) All payments by the Borrower hereunder shall be made without setoff, counterclaim or other defense, in Dollars and in immediately available funds to the Lender, prior to 1:00 p.m., Charlotte time, on the date payment is due. Any payment made as required hereinabove, but after 1:00 p.m., Charlotte time, shall be deemed to have been made on the next succeeding Business Day. If any payment falls due on a day that is not a Business Day, then such due date shall be extended to the next succeeding Business Day (except that in the case of LIBOR Loans to which the provisions of clause (iv) in SECTION
2.10 are applicable, such due date shall be the next preceding Business Day), and such extension of time shall then be included in the computation of payment of interest, fees or other applicable amounts.

      (b) The Lender may, but shall not be obligated to, debit the amount of any such payment not made as and when required hereunder to any ordinary deposit account of the Borrower with the Lender (with prompt notice to such Borrower); provided, however, that the failure to give such notice shall not affect the validity of such debit by the Lender.

      (c) All computations of interest and fees hereunder (including computations of the Reserve Requirement) shall be made on the basis of a year consisting of (i) in the case of interest on Base Rate Loans, 365/366 days, as the case may be, and (ii) in all other instances, 360 days and in each case under (i) and (ii) above, with regard to the actual number of days (including the first day, but excluding the last day) elapsed.

      2.13 Recovery of Payments. The Borrower agrees that to the extent it makes a payment or payments to or for the account of the Lender, which payment or payments or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy, insolvency or similar state or federal law, common law or equitable cause, then, to the extent of such payment or repayment, the Obligation intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been received.

      2.14 Use of Proceeds. The proceeds of the Loans shall be used (i) to provide for the working capital and general corporate requirements of the Borrower and its Subsidiaries; (ii) to pay certain transaction fees and expenses in connection with the Credit Documents in amounts acceptable to the Lender; and
(iii) to finance Permitted Acquisitions by the Borrower or any of its Subsidiaries.

      2.15 Increased Costs; Change in Circumstances; Illegality; etc.

      (a) If, at any time after the date hereof and from time to time, the introduction of or any change in any applicable law, rule or regulation or in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or compliance by the Lender with any guideline or request from any such Governmental Authority (whether or not having the force of law) given or made after the date hereof, shall (i) subject the Lender to any tax or other charge, or change the basis of taxation of payments to the Lender, in respect of any of its LIBOR Loans or any other amounts payable hereunder or its obligation to make, fund or maintain any LIBOR Loans (other than any change in the rate or basis of tax on the overall net income of the Lender), (ii) impose, modify or deem applicable any reserve, special deposit or similar requirement (but excluding any reserves to the extent actually included within the Reserve Requirement in the calculation of the LIBOR
Rate) against assets of, deposits with or for the account of, or credit extended by, the Lender, or (iii) impose on the Lender or its applicable Lending Office any other condition, and the result of any of the foregoing shall be to increase the cost to the Lender of making or maintaining any LIBOR Loans or to reduce the amount of any sum received or receivable by the Lender hereunder, the

Borrower will, promptly upon demand therefor by the Lender, pay to the Lender such additional amounts as shall compensate the Lender for such increase in costs or reduction in return.

      (b) If, at any time after the date hereof and from time to time, the Lender shall have reasonably determined that the introduction of or any change in any applicable law, rule or regulation regarding capital adequacy or in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or compliance by the Lender with any guideline or request from any such Governmental Authority (whether or not having the force of law) given or made after the date hereof, has or would have the effect, as a consequence of the Lender's Commitment or Loans, of reducing the rate of return on the capital of the Lender or any Person controlling the Lender to a level below that which the Lender or controlling Person could have achieved but for such introduction, change or compliance (taking into account the Lender's or controlling Person's policies with respect to capital adequacy), the Borrower will, promptly upon demand therefor by the Lender therefor, pay to the Lender such additional amounts as will compensate the Lender or controlling Person for such reduction in return.

      (c) If, on or prior to the first day of any Interest Period, (y) the Lender shall have determined that adequate and reasonable means do not exist for ascertaining the applicable LIBOR Rate for such Interest Period or (z) the Lender shall have determined that the rate of interest referred to in the definition of "LIBOR Rate" upon the basis of which the Adjusted LIBOR Rate for LIBOR Loans for such Interest Period is to be determined will not adequately and fairly reflect the cost to the Lender of making or maintaining LIBOR Loans during such Interest Period, the Lender will forthwith so notify the applicable Borrower. Upon such notice, (i) all then outstanding LIBOR Loans shall automatically, on the expiration date of the respective Interest Periods applicable thereto (unless then repaid in full), be converted into Base Rate Loans, (ii) the obligation of the Lender to make, to convert Base Rate Loans into, or to continue, LIBOR Loans shall be suspended (including pursuant to the Borrowing to which such Interest Period applies), and (iii) any Notice of Borrowing or Notice of Conversion/Continuation given at any time thereafter with respect to LIBOR Loans shall be deemed to be a request for Base Rate Loans, in each case until the Lender shall have determined that the circumstances giving rise to such suspension no longer exist and the Lender shall have so notified the applicable Borrower.

      (d) Notwithstanding any other provision in this Agreement, if, at any time after the date hereof and from time to time, the Lender shall have determined in good faith that the introduction of or any change in any applicable law, rule or regulation or in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or compliance with any guideline or request from any such Governmental Authority (whether or not having the force of law), has or would have the effect of making it unlawful for the Lender to make or to continue to make or maintain LIBOR Loans, the Lender will forthwith so notify the applicable Borrower. Upon such notice, (i) each of the Lender's then outstanding LIBOR Loans shall automatically, on the expiration date of the respective Interest Period applicable thereto (or, to the extent any such LIBOR Loan may not lawfully be maintained as a LIBOR Loan until such expiration date, upon such notice), be converted into a Base Rate Loan, (ii) the obligation of the Lender to make, to convert Base Rate Loans into, or to continue, LIBOR Loans shall be suspended (including pursuant to any Borrowing for which the Lender has received a Notice of Borrowing but for which the Borrowing Date has not arrived), and (iii) any Notice of Borrowing or Notice of Conversion/Continuation given at any time thereafter with respect to LIBOR Loans shall, as to the Lender, be deemed to be a request for a Base Rate Loan, in each case until the Lender shall have determined that the circumstances giving rise to such suspension no longer exist and shall have so notified the applicable Borrower.

      (e) Determinations by the Lender for purposes of this Section of any increased costs, reduction in return, market contingencies, illegality or any other matter shall, absent manifest error, be conclusive, provided that such determinations are made in good faith. No failure by the Lender at any time to demand payment of any amounts payable under this Section shall constitute a waiver of its right to demand payment of any additional amounts arising at any subsequent time. Nothing in this Section shall require or be construed to require the Borrower to pay any interest, fees, costs or other amounts in excess of that permitted by applicable law.

      2.16 Taxes.

      (a) Any and all payments by the Borrower hereunder or under any Note shall be made, in accordance with the terms hereof and thereof, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, other than net income and franchise taxes imposed on the Lender by the United States or any political subdivision or taxing authority thereof (all such nonexcluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes"). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under the Note to the Lender, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section), the Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower will make such deductions, (iii) the Borrower will pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law and (iv) the Borrower will deliver to the Lender evidence of such payment.

      (b) The Borrower will indemnify the Lender for the full amount of Taxes (including, without limitation, any Taxes imposed by any jurisdiction on amounts payable under this Section) paid by the Lender and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally asserted. This indemnification shall be made within thirty (30) days from the date the Lender makes written demand therefor.

      (c) If the Lender subsequently recovers, or receives a permanent net tax benefit with respect to, any amount of Taxes (i) previously paid by it and as to which it has been indemnified by or on behalf of the Borrower or (ii) previously deducted by the Borrower (including, without limitation, any Taxes deducted from any additional sums payable under clause (i) of subsection (a) above), the Lender shall reimburse the Borrower to the extent of the amount of any such recovery or permanent net tax benefit (but only to the extent of indemnity payments made, or additional amounts paid, by or on behalf of the Borrower under this Section with respect to the Taxes giving rise to such recovery or tax benefit); provided, however, that the Borrower, upon the request of the Lender, agrees to repay to the Lender the amount paid over to the Borrower (together with any penalties, interest or other charges), in the event the Lender is required to repay such amount to the relevant taxing authority or other Governmental Authority.

      2.17 Compensation. The Borrower will compensate the Lender upon demand for all losses, expenses and liabilities (including, without limitation, any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by the Lender to fund or maintain LIBOR Loans) that the Lender may incur or sustain (i) if for any reason the Borrower does not consummate (other than due to a default by the Lender) a Borrowing or continuation of, or conversion into, a LIBOR Loan does not occur on a date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation, (ii) if any repayment, prepayment or conversion of any LIBOR Loan occurs on a date other than the last day of an Interest Period applicable thereto (including as a consequence of acceleration of the maturity of the Loans pursuant to SECTION 8.2), (iii) if any prepayment of any LIBOR Loan is not made on any date specified in a notice of prepayment given by the Borrower or (iv) as a consequence of any other failure by the Borrower to make any payments with respect to any LIBOR Loan when due hereunder. Calculation of all amounts payable to the Lender under this Section shall be made as though the Lender had actually funded its relevant LIBOR Loan through the purchase of a Eurodollar deposit bearing interest at the LIBOR Rate in an amount equal to the amount of such LIBOR Loan, having a maturity comparable to the relevant Interest Period; provided, however, that the Lender may fund its LIBOR Loans in any manner it sees fit and the foregoing assumption shall be utilized only for the calculation of amounts payable under this Section. Determinations by the Lender for purposes of this Section of any such losses, expenses or liabilities shall, absent manifest error, be conclusive, provided that such determinations are made in good faith.

                                  ARTICLE III

                             CONDITIONS OF BORROWING

      3.1 Conditions of Initial Borrowing. The obligation of the Lender to make a Loan in connection with the initial Borrowing hereunder is subject to the satisfaction of the following conditions precedent:

      (a) The Lender shall have received the following, each dated as of the Closing Date (unless otherwise specified):

            (i) A Note in the amount of the Commitment, duly completed in accordance with the relevant provisions of SECTION 2.4 and executed by the Borrower; and

            (ii) the favorable opinion of Howard S. Yaruss, General Counsel of the Borrower, in substantially the form of EXHIBIT D, addressed to the Lender and addressing such other matters as the Lender may reasonably request, together with such opinions of local counsel as the Lender may require.

      (b) The Lender shall have received a certificate signed by the president, the chief executive officer or the chief financial officer of the Borrower, in form and substance satisfactory to the Lender, certifying that (i) all representations and warranties of the Borrower, contained in this Agreement and the other Credit Documents are true and correct as of the Closing Date, both immediately before and after giving effect to the consummation of the transactions contemplated hereby, the making of the initial Loan hereunder and the application of the proceeds thereof, (ii) no Default or Event of Default has occurred and is continuing, both immediately before and after giving effect to the consummation of the transactions contemplated hereby, the making of the initial Loan hereunder and the application of the proceeds thereof, (iii) both immediately before and after giving effect to the consummation of the transactions contemplated hereby, the making of the initial Loan hereunder and the application of the proceeds thereof, no Material Adverse Change has occurred with respect to the Borrower, since December 31, 2000, and there exists no event, condition or state of facts that could reasonably be expected to result in a Material Adverse Change with respect to the Borrower, and (iv) all conditions to the initial extensions of credit hereunder set forth in this Section and in SECTION 3.2 have been satisfied or waived as required hereunder.

      (c) The Lender shall have received a certificate of the secretary or an assistant secretary of the Borrower, in form and substance satisfactory to the Lender, certifying (i) that attached thereto is a true and complete copy of the articles or certificate of incorporation and all amendments thereto of the Borrower, certified as of a recent date by the Secretary of State (or comparable Governmental Authority) of its jurisdiction of incorporation, and that the same has not been amended since the date of such certification and, (ii) that attached thereto is a true and complete copy of the bylaws of the Borrower, as then in effect and as in effect at all times from January 1, 2001 and including the date of such certificate, and as to the incumbency and genuineness of the signature of each officer of the Borrower executing this Agreement or any of such other Credit Documents, and attaching all such copies of the documents described above.

      (d) The Lender shall have received a certificate as of a recent date of the good standing of each of the Borrower and its Material Subsidiaries under the laws of its jurisdiction of incorporation, from the Secretary of State (or comparable Governmental Authority) of such jurisdiction.

      (e) The Lender shall have received a certificate of compliance as of a recent date of each Material Insurance Subsidiary issued by the Insurance Regulatory Authority of its jurisdiction of legal domicile.

      (f) All legal matters, documentation, and corporate or other proceedings incident to the transactions contemplated hereby shall be satisfactory in form and substance to the Lender; all licenses, approvals, permits and consents of any Governmental Authorities or other Persons required in connection with the execution and delivery of this Agreement and the other Credit Documents and the consummation of the transactions contemplated hereby and thereby shall have been obtained, without the imposition of conditions that are not acceptable to the Lender, and all related filings, if any, shall have been made, and all such approvals, permits, consents and filings shall be in full force and effect and the Lender shall have received such copies thereof as it shall have requested; all applicable waiting periods shall have expired without any adverse action being taken by any Governmental Authority having jurisdiction; and no action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before, and no order, injunction or decree shall have been entered by, any court or other Governmental Authority, in each case to enjoin, restrain or prohibit, to obtain substantial damages in respect of, or that is otherwise related to or arises out of, this Agreement, any of the other Credit Documents or the consummation of the transactions contemplated hereby or thereby, or that, in the opinion of the Lender, could reasonably be expected to have a Material Adverse Effect.

      (g) The Lender shall have received certified reports from an independent search service satisfactory to it listing any judgment or tax lien filing or Uniform Commercial Code financing statement that names the Borrower or any Material Insurance Subsidiary as debtor and the results thereof shall be satisfactory to the Lender.

      (h) Since December 31, 2000, both immediately before and after giving effect to the consummation of the transactions contemplated by this Agreement, there shall not have occurred any Material Adverse Change with respect to the Borrower or any of its Subsidiaries or any event, condition or state of facts that could reasonably be expected to result in a Material Adverse Change with respect to the Borrower or any of its Subsidiaries.

      (i) The Borrower shall have paid (i) to the Lender, the unpaid balance of the fees described in the Fee Letter and the fees described in SECTION 2.9 and
(ii) all other fees and expenses of the Lender required hereunder or under any other Credit Document to be paid on or prior to the Closing Date (including fees and expenses of counsel) in connection with this Agreement and the transactions contemplated hereby.

      (j) The Lender shall have received the financial statements as described in SECTION 4.11, all of which shall be in form and substance satisfactory to the Lender.

      (k) The Lender shall have received a Covenant Compliance Worksheet, duly completed and certified by the chief financial officer of the Borrower and in form and substance satisfactory to the Lender, demonstrating the Borrower's compliance with the financial covenant set forth in SECTION 6.1, determined as of September 30, 2001.

      (l) The Lender shall be satisfied with the actuarial review and valuation statement of, and opinion as to the adequacy of, the loss and loss adjustment expense reserve positions as of December 31, 2000 of each Insurance Subsidiary, with respect to its insurance business then in force, prepared and given by an independent actuarial firm acceptable to the Lender; and such review, valuation and opinion shall not differ in any material and negative respect from any such materials previously delivered to the Lender.

      (m) The Lender shall have received satisfactory confirmation from Standard & Poor's and Fitch that the current financial strength rating of each Material Insurance Subsidiary is "AA-" or better and from Moody's that the current rating of each Material Insurance Subsidiary (other than Radian Asset Assurance Inc. which is not rated by Moody's) is "Aa3" or better.

      (n) The Lender shall have received an Account Designation Letter, together with written instructions from an Authorized Officer, including wire transfer information, directing the payment of the proceeds of the initial Loan to be made hereunder.

      (o) All Indebtedness of the Borrower and its Subsidiaries not permitted under SCHEDULE 7.2 shall have been satisfied, and all Liens and guaranties in connection therewith shall have been released and the Lender shall have received satisfactory evidence thereof.

      (p) The Lender shall have received such other documents, certificates, opinions and instruments in connection with the transactions contemplated hereby as it shall have reasonably requested.

      3.2 Conditions of All Borrowings. The obligation of the Lender to make any Loans hereunder, including the initial Loan, is subject to the satisfaction of the following conditions precedent on the relevant Borrowing Date or date of issuance:

      (a) The Lender shall have received a Notice of Borrowing in accordance with SECTION 2.2(b);

      (b) Each of the representations and warranties contained in ARTICLE IV and in the other Credit Documents shall be true and correct on and as of such Borrowing Date (including the Closing Date, in the case of the initial Loan made hereunder) or date of issuance with the same effect as if made on and as of such date, both immediately before and after giving effect to the Loans to be made (except to the extent any such representation or warranty is expressly stated to have been made as of a specific date, in which case such representation or warranty shall be true and correct as of such date); and

      (c) No Default or Event of Default shall have occurred and be continuing on such date, both immediately before and after giving effect to the Loans to be made on such date.

      Each giving of a Notice of Borrowing and the consummation of each Borrowing shall be deemed to constitute a representation by the Borrower that the statements contained in subsections (b) and (c) above are true, both as of the date of such notice or request and as of the relevant Borrowing Date.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

      To induce the Lender to enter into this Agreement and to induce the Lender to extend the credit contemplated hereby, the Borrower represents and warrants to the Lender as follows:

      4.1 Corporate Organization and Power. Each of the Borrower and its Material Subsidiaries (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (ii) has the full corporate power and authority to execute, deliver and perform the Credit Documents to which it is or will be a party, to own and hold its property and to engage in its business as presently conducted, and (iii) is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where the nature of its business or the ownership of its properties requires it to be so qualified, except where the failure to be so qualified would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.

      4.2 Authorization; Enforceability. The Borrower has taken, or on the Closing Date will have taken, all necessary corporate action to execute, deliver and perform each of the Credit Documents to which it is or will be a party, and has, or on the Closing Date (or any later date of execution and delivery) will have, validly executed and delivered each of the Credit Documents to which it is or will be a party. This Agreement constitutes, and each of the other Credit Documents upon execution and delivery will constitute, the legal, valid and binding obligation of the Borrower, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally, by general equitable principles or by principles of good faith and fair dealing.

      4.3 No Violation. The execution, delivery and performance by the Borrower of this Agreement and each of the other Credit Documents to which it is or will be a party, and compliance by it with the terms hereof and thereof, do not and will not (i) violate any provision of its articles or certificate of incorporation or bylaws or contravene any other Requirement of Law applicable to it, (ii) conflict with, result in a breach of or constitute (with notice, lapse of time or both) a default under any material indenture, agreement or other instrument to which it is a party, by which it or any of its properties is bound or to which it is subject, (iii) result in a revocation, suspension, termination, impairment, probation, limitation, non-renewal, forfeiture, declaration of ineligibility, loss of status of, or loss of any other rights (each a, "License Impairment") with respect to, any Licenses applicable to the business, operations or properties of the Borrower and its Subsidiaries, except where such License Impairment would not, individually or in the aggregate, have a Material Adverse Effect, or (iv) result in or require the creation or imposition of any Lien upon any of its properties or assets. Except for the prohibition on Radian Reinsurance Inc. and Radian Asset Assurance Inc. making any dividend payments to the Borrower prior to February 28, 2003 without the consent of the New York Insurance Department, no Subsidiary is a party to any agreement or instrument or otherwise subject to any restriction or encumbrance that restricts or limits its ability to make dividend payments or other distributions in respect of its Capital Stock, to repay Indebtedness owed to the Borrower or any other Subsidiary, to make loans or advances to the Borrower or any other Subsidiary, or to transfer any of its assets or properties to the Borrower or any other Subsidiary, in each case other than such restrictions or encumbrances existing under or by reason of the Credit Documents or applicable Requirements of Law.

      4.4 Governmental and Third-Party Authorization; Permits.

      (a) No consent, approval, authorization or other action by, notice to, or registration or filing with, any Governmental Authority or other Person is or will be required as a condition to or otherwise in connection with the due execution, delivery and performance by the Borrower of this Agreement or any of the other Credit Documents to which it is or will be a party or the legality, validity or enforceability hereof or thereof, other than (i) consents, authorizations and filings that have been (or on or prior to the Closing Date will have been) made or obtained and that are (or on the Closing Date will be) in full force and effect, which consents, authorizations and filings are listed on SCHEDULE 4.4 and (ii) consents and filings the failure to obtain or make which would not, individually or in the aggregate, have a Material Adverse Effect.

      (b) The Borrower and its Subsidiaries have, and are in good standing with respect to, all governmental approvals, Licenses, permits and authorizations necessary to conduct its business as presently conducted and to own or lease and operate its properties, except for those the failure to obtain which would not be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect.

      4.5 Litigation. Except as disclosed on SCHEDULE 4.5, there are (i) no actions, investigations, suits or proceedings pending or, to the knowledge of the Borrower, threatened, at law, in equity or in arbitration, before any court, other Governmental Authority, the Insurance Regulatory Authority or other Person, against or affecting the Borrower or any of its Subsidiaries, or any of their respective properties that would, if adversely determined, be reasonably likely to have a Material Adverse Effect, or (ii) no actions, investigations, suits or proceedings pending or, to the knowledge of the Borrower, threatened, at law, in equity or in arbitration, before any court, other Governmental Authority, or other Person, with respect to this Agreement or any of the other Credit Documents.

      4.6 Taxes. The Borrower and its Subsidiaries have timely filed all federal tax returns, and all material state and local tax returns and reports required to be filed by it and have paid all taxes, assessments, fees and other charges levied upon it or upon its properties that are shown thereon as due and payable, other than those that are being contested in good faith and by proper proceedings and for which adequate reserves have been established in accordance with GAAP. Such returns accurately reflect in all material respects all liability for taxes of the Borrower and its Subsidiaries for the periods covered thereby. There is no ongoing audit or examination or, to the knowledge of the Borrower, other investigation by any Governmental Authority of the tax liability of the Borrower or any of its Subsidiaries, and there is no unresolved claim by any Governmental Authority concerning the tax liability of the Borrower or any of its Subsidiaries for any period for which tax returns have been or were required to have been filed, other than claims for which adequate reserves have been established in accordance with GAAP or would not, individually or in the aggregate, have a Material Adverse Effect. Except as set forth on SCHEDULE 4.6, neither the Borrower nor any of its Subsidiaries has waived or extended or has been requested to waive or extend the statute of limitations relating to the payment of any taxes.

      4.7 Subsidiaries. SCHEDULE 4.7 sets forth a list, as of the date hereof, of all of the Subsidiaries of the Borrower and, as to each such Subsidiary, the percentage ownership (direct and indirect) of the Borrower in each class of its capital stock and each direct owner thereof. Except for shares of capital stock or other ownership interests expressly indicated on SCHEDULE 4.7, there are no shares of capital stock, ownership interests, warrants, rights, options or other equity securities, or other Capital Stock of any Subsidiary of the Borrower outstanding or reserved for any purpose. All outstanding shares of capital stock or ownership interests of each Subsidiary of the Borrower are duly and validly issued, fully paid and nonassessable.

      4.8 Full Disclosure. All factual information heretofore or contemporaneously furnished to the Lender in writing by or on behalf of the Borrower or any of its Subsidiaries for purposes of or in connection with this Agreement and the transactions contemplated hereby is, and all other such factual information hereafter furnished to the Lender in writing by or on behalf of the Borrower or any of its Subsidiaries when taken as a whole will be, true and accurate in all material respects on the date as of which such information is dated or certified (or, if such information has been amended or supplemented, on the date as of which any such amendment or supplement is dated or certified) and not made incomplete by omitting to state a material fact necessary to make the statements contained therein, in light of the circumstances under which such information was provided, not misleading.

      4.9 Margin Regulations. Neither the Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock. No proceeds of the Loans will be used, directly or indirectly, to purchase or carry any Margin Stock, to extend credit for such purpose or for any other purpose that would violate or be inconsistent with Regulations T, U or X or any provision of the Exchange Act.

      4.10 No Material Adverse Change. There has been no Material Adverse Change since December 31, 2000, and there exists no event, condition or state of facts that could reasonably be expected to result in a Material Adverse Change.

      4.11 Financial Matters.

      (a) The Borrower has heretofore furnished to the Lender copies of (i) the audited consolidated balance sheets of the Borrower and its Subsidiaries as of December 31, 2000, 1999, and 1998, and the related statements of income, cash flows and stockholders' equity for the fiscal years then ended, together with the opinion of Deloitte & Touche LLP thereon, and (ii) the unaudited consolidated balance sheet of the Borrower and its Subsidiaries as of September 30, 2001, and the related statements of income, cash flows and stockholders' equity for the nine-month period then ended. Such financial statements have been prepared in accordance with GAAP (subject, with respect to the unaudited financial statements, to the absence of notes required by GAAP and to normal year-end adjustments) and present fairly the financial condition of the Borrower and its Subsidiaries on a consolidated basis as of the respective dates thereof and the consolidated results of operations of the Borrower and its Subsidiaries for the respective periods then ended. Except as fully reflected in the most recent financial statements referred to above and the notes thereto, there are no material liabilities or obligations with respect to the Borrower or any of its Subsidiaries of any nature whatsoever (whether absolute, contingent or otherwise and whether or not due).

      (b) Each of the Borrower and its Subsidiaries, after giving effect to the consummation of the transactions contemplated hereby, (i) has capital sufficient to carry on its businesses as conducted and as proposed to be conducted, (ii) has assets with a fair saleable value, determined on a going concern basis, (y) not less than the amount required to pay the probable liability on its existing debts as they become absolute and matured and (z) greater than the total amount of its liabilities (including identified contingent liabilities, valued at the amount that can reasonably be expected to become absolute and matured), and
(iii) does not intend to, and does not believe that it will, incur debts or liabilities beyond its ability to pay such debts and liabilities as they mature.

      (c) The Borrower has heretofore furnished to the Lender copies of (i) the Annual Statements of each of its Material Insurance Subsidiaries as of December 31, 2000, 1999 and 1998, and for the fiscal years then ended, and (ii) the Quarterly Statements of each of its Material Insurance Subsidiaries as of the end of the first three fiscal quarters of 2001, and for the fiscal quarters then ended, each as filed with the relevant Insurance Regulatory Authority (collectively, the statements referenced in clauses (i) and (ii) above, the "Historical Statutory Statements"). The Historical Statutory Statements (including, without limitation, the provisions made therein for investments and the valuation thereof, reserves, policy and contract claims and statutory liabilities) have been prepared in accordance with SAP where required (except as may be reflected in the notes thereto and subject, with respect to the Quarterly Statements, to the absence of notes required by SAP and to normal year-end adjustments), were in compliance in all material respects with applicable Requirements of Law when filed and present fairly the financial condition of the respective Insurance Subsidiaries covered thereby as of the respective dates thereof and the results of operations, changes in capital and surplus and cash flow of the respective Insurance Subsidiaries covered thereby for the respective periods then ended. Except for liabilities and obligations disclosed or provided for in the Historical Statutory Statements (including, without limitation, reserves, policy and contract claims and statutory liabilities), no Insurance Subsidiary had, as of the date of its respective Historical Statutory Statements, any material liabilities or obligations of any nature whatsoever (whether absolute, contingent or otherwise and whether or not due) that, in accordance with SAP, would have been required to have been disclosed or provided for in such Historical Statutory Statements. All books of account of each Insurance Subsidiary fully and fairly disclose all of its material transactions, properties, assets, investments, liabilities and obligations, are in its possession and are true, correct and complete in all material respects.

      (d) Within the last three (3) years, neither the Borrower nor any of its Subsidiaries has received any "management letter" from any certified public accountants in connection with any annual, interim or special audit that disclosed any findings that were material and adverse to the Borrower.

      4.12 Ownership of Properties. Each of the Borrower and its Subsidiaries
(i) has good and marketable title to all real property owned by it, (ii) holds interests as lessee under valid leases in full force and effect with respect to all material leased real and personal property used in connection with its business, (iii) possesses or has rights to use licenses, patents, copyrights, trademarks, service marks, trade names and other assets sufficient to enable it to continue to conduct its business substantially as heretofore conducted and without any material conflict with the rights of others, and (iv) has good title to all of its other properties and assets reflected in the most recent financial statements referred to in SECTION 4.11 (except as sold or otherwise disposed of since the date thereof in the ordinary course of business), in each case under
(i), (ii), (iii) and (iv) above free and clear of all Liens other than Permitted Liens.

      4.13 ERISA.

      (a) Each of the Borrower and its ERISA Affiliates is in compliance in all material respects with the applicable provisions of ERISA, and each Plan is and has been administered in compliance in all material respects with all applicable Requirements of Law, including, without limitation, the applicable provisions of ERISA and the Internal Revenue Code. No ERISA Event (i) has occurred within the five-year period prior to, and including, the Closing Date, or (ii) to the knowledge of the Borrower, is reasonably expected to occur with respect to any Plan. No Plan has any Unfunded Pension Liability as of the most recent annual valuation date applicable thereto, and neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

      (b) Neither the Borrower nor any ERISA Affiliate has had a complete or partial withdrawal from any Multiemployer Plan, and neither the Borrower nor any ERISA Affiliate would become subject to any liability under ERISA if the Borrower or any ERISA Affiliate were to withdraw completely from all Multiemployer Plans as of the most recent valuation date. No Multiemployer Plan is in "reorganization" or is "insolvent" within the meaning of such terms under ERISA.

      4.14 Environmental Matters. (a) No Hazardous Substances are or have been generated, used, located, released, treated, disposed of or stored by the Borrower or any of its Subsidiaries or, to the knowledge of the Borrower, by any other Person (including any predecessor in interest) or otherwise, in, on or under any portion of any real property, leased or owned, of the Borrower or any of its Subsidiaries, except in material compliance with all applicable Environmental Laws, and no portion of any such real property or, to the knowledge of the Borrower, any other real property at any time leased, owned or operated by the Borrower or any of its Subsidiaries has been contaminated by any Hazardous Substance; and no portion of any real property, leased or owned, of the Borrower or any of its Subsidiaries has been or is presently the subject of an environmental audit, assessment or remedial action.

      (b) No portion of any real property, leased or owned, of the Borrower or any of its Subsidiaries has been used by the Borrower or any of its Subsidiaries or, to the knowledge of the Borrower, by any other Person, as or for a mine, a landfill, a dump or other disposal facility, a gasoline service station, or (other than for petroleum substances stored in the ordinary course of business) a petroleum products storage facility; no portion of such real property or any other real property at any time leased, owned or operated by the Borrower or any of its Subsidiaries has, pursuant to any Environmental Law, been placed on the "National Priorities List" or "CERCLIS List" (or any similar federal, state or local list) of sites subject to possible environmental problems; and there are not and have never been, any underground storage tanks situated on any real property, leased or owned, of the Borrower or any of its Subsidiaries.

      (c) All activities and operations of the Borrower and its Subsidiaries are in compliance with the requirements of all applicable Environmental Laws, except to the extent the failure so to comply, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect. Each of the Borrower and its Subsidiaries has obtained all licenses and permits under Environmental Laws necessary to its respective operations; all such licenses and permits are being maintained in good standing; and each of the Borrower and its Subsidiaries is in compliance with all terms and conditions of such licenses and permits, except for such licenses and permits the failure to obtain, maintain or comply with which would not be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect. Neither the Borrower nor any of its Subsidiaries is involved in any suit, action or proceeding, or has received any notice, complaint or other request for information from any Governmental Authority or other Person, with respect to any actual or alleged Environmental Claims that, if adversely determined, would be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect; and, to the knowledge of either Borrower, there are no threatened actions, suits, proceedings or investigations with respect to any such Environmental Claims, nor any basis therefor.

      4.15 Compliance With Laws. Each of the Borrower and its Subsidiaries has timely filed all material reports, documents and other materials required to be filed by it under all applicable Requirements of Law with any Governmental Authority and Insurance Regulatory Authority, as the case may be, has retained all material records and documents required to be retained by it under all applicable Requirements of Law, and is otherwise in compliance with all applicable Requirements of Law in respect of the conduct of its business and the ownership and operation of its properties, except for such Requirements of Law the failure to comply with which, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect.

      4.16 Regulated Industries. Neither the Borrower nor any of its Subsidiaries is (i) an "investment company," a company "controlled" by an "investment company," or an "investment advisor," within the meaning of the Investment Company Act of 1940, as amended, or (ii) a "holding company," a "subsidiary company" of a "holding company," or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company," within the meaning of the Public Utility Holding Company Act of 1935, as amended.

      4.17 Insurance. The assets, properties and business of the Borrower and its Subsidiaries are insured against such hazards and liabilities, under such coverages and in such amounts, as are customarily maintained by prudent companies similarly situated and under policies issued by insurers of recognized responsibility.

      4.18 Material Contracts. SCHEDULE 4.18 lists, as of the Closing Date, each "material contract" (within the meaning of 601(b)(10) of Regulation S-K under the Exchange Act other than, to the extent applicable, any contract involving an employee loan in an amount less than $60,000) that is not listed in the Borrower's most recent annual report filed on Form 10-K or any quarterly report filed on Form 10-Q since that time and to which the Borrower or any of its Subsidiaries is a party, by which any of them or their respective properties is bound or to which any of them is subject (collectively, "Material Contracts"), and also indicates the parties, subject matter and term thereof. As of the Closing Date, (i) each Material Contract is in full force and effect and is enforceable by the Borrower or the applicable Subsidiary in accordance with its terms, and (ii) neither the Borrower nor any of its Subsidiaries (nor, to the knowledge of the Borrower, any other party thereto) is in breach of or default under any Material Contract in any material respect or has given notice of termination or cancellation of any Material Contract.

      4.19 Reinsurance Agreements. Except as set forth on Schedule F to the Annual Statements for the Material Insurance Subsidiaries, for the fiscal year ending December 31, 2000, and except as set forth on SCHEDULE 4.19, there were no material liabilities outstanding as of September 30, 2001 under any Reinsurance Agreement and since September 30, 2001, except as previously disclosed in writing by the Borrower to the Lender pursuant to this Agreement, and no Material Insurance Subsidiary has incurred any material liabilities under any Reinsurance Agreement that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Each such Reinsurance Agreement (except any Reinsurance Agreement that has expired by its terms in the ordinary course) is in full force and effect; none of the Material Insurance Subsidiaries or, to the knowledge of the Borrower, any other party thereto, is in breach of or default under any such contract; and the Borrower has no reason to believe that the financial condition of any other party to any such contract is impaired such that a default thereunder by such party could reasonably be anticipated. Each such Reinsurance Agreement (except any Reinsurance Agreement that has expired by its terms in the ordinary course) is qualified under all applicable Requirements of Law to receive the statutory credit assigned to such Reinsurance Agreement in the relevant Annual Statement or Quarterly Statement at the time prepared.

                                    ARTICLE V

                              AFFIRMATIVE COVENANTS

      The Borrower covenants and agrees that, until the termination of the Commitment and the payment in full of all principal and interest with respect to the Loans together with all other amounts then due and owing hereunder:

      5.1 Financial Statements. The Borrower will deliver to the Lender:

      (a) As soon as available and in any event within sixty (60) days after the end of each of the first three fiscal quarters of each fiscal year, beginning with the first such fiscal quarter ending after the date hereof, unaudited consolidated balance sheets of the Borrower and its Subsidiaries as of the end of such fiscal quarter and unaudited consolidated statements of income, cash flows and stockholders' equity for the Borrower and its Subsidiaries for the fiscal quarter then ended and for that portion of the fiscal year then ended, in each case setting forth comparative consolidated figures as of the end of and for the corresponding period in the preceding fiscal year, all in reasonable detail and prepared in accordance with GAAP (subject to the absence of notes required by GAAP and subject to normal year-end adjustments) applied on a basis consistent with that of the preceding quarter or containing disclosure of the effect on the financial condition or results of operations of any change in the application of accounting principles and practices during such quarter; and

      (b) As soon as available and in any event within one hundred (100) days after the end of each fiscal year, beginning with the fiscal year ending December 31, 2001, an audited consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such fiscal year and audited consolidated statements of income, cash flows and stockholders' equity for the Borrower and its Subsidiaries for the fiscal year then ended, including the notes thereto, in each case setting forth comparative figures as of the end of and for the preceding fiscal year, all in reasonable detail and certified by the independent certified public accounting firm regularly retained by the Borrower or another independent certified public accounting firm of recognized national standing reasonably acceptable to the Lender, together with a report thereon by such accountants that is not qualified as to going concern or scope of audit and to the effect that such financial statements present fairly the consolidated financial condition and results of operations of the Borrower and its Subsidiaries as of the dates and for the periods indicated in accordance with GAAP applied on a basis consistent with that of the preceding year or containing disclosure of the effect on the financial condition or results of operations of any change in the application of accounting principles and practices during such year.

      5.2 Statutory Financial Statements. The Borrower will deliver to the
Lender:

      (a) As soon as available and in any event within sixty (60) days after the end of each of the first three fiscal quarters of each fiscal year, beginning with the first fiscal quarter ending after the date hereof, a Quarterly Statement of each Insurance Subsidiary as of the end of such fiscal quarter and for that portion of the fiscal year then ended, in the form filed with the relevant Insurance Regulatory Authority, prepared in accordance with SAP; and

      (b) As soon as available and in any event within one hundred (100) days after the end of each fiscal year, beginning with the fiscal year ended December 31, 2001, (i) an Annual Statement of each Insurance Subsidiary as of the end of such fiscal year and for the fiscal year then ended, in the form filed with the relevant Insurance Regulatory Authority, prepared in accordance with SAP; and

      (c) As soon as available and in any event within one hundred fifty (150) days after the end of each fiscal year, beginning with the fiscal year ended December 31, 2001, the combined Annual Statement of the Insurance Subsidiaries as of the end of such fiscal year and for the fiscal year then ended, in the form filed with the relevant Insurance Regulatory Authority, prepared in accordance with SAP.

      5.3 Other Business and Financial Information. The Borrower will deliver, or cause to be delivered, to the Lender:

      (a) Concurrently with each delivery of the financial statements described in SECTIONS 5.1 and 5.2, Compliance Certificates in the form of EXHIBITS C-1 and C-2 with respect to the period covered by the financial statements then being delivered, executed by a Financial Officer of the Borrower, together, with respect to the Compliance Certificate delivered with the financial statements described in Section 5.1, with a Covenant Compliance Worksheet reflecting the computation of the financial covenants set forth in SECTION 6.1 as of the last day of the period covered by such financial statements;

      (b) Promptly upon filing with the relevant Insurance Regulatory Authority and in any event within one hundred (100) days after the end of each fiscal year, beginning with the fiscal year ended December 31, 2001, a copy of each Insurance Subsidiary's "Statement of Actuarial Opinion" (or equivalent information should the relevant Insurance Regulatory Authority not require such a statement) as to the adequacy of such Insurance Subsidiary's loss reserves for such fiscal year, together with a copy of its management discussion and analysis in connection therewith, each in the format prescribed by the applicable insurance laws of such Insurance Subsidiary's jurisdiction of domicile;

      (c) Promptly upon the sending, filing or receipt thereof, copies of (i) all financial statements, reports, notices and proxy statements that the Borrower or any of its Subsidiaries shall send or make available generally to its shareholders, (ii) all regular, periodic and special reports, registration statements and prospectuses (other than on Form S-8) that the Borrower or any of its Subsidiaries shall render to or file with the Securities and Exchange Commission, the National Association of Securities Dealers, Inc. or any national securities exchange, and (iii) all press releases and other statements made available generally by the Borrower or any of its

Subsidiaries to the public concerning material developments in the business of the Borrower or any of its Subsidiaries; (iv) all significant filings made under applicable state insurance holding company acts by the Borrower or any of its Subsidiaries, including, without limitation, filings seeking approval of material transactions with Affiliates; and (vi) all material information sent to rating agencies, including without limitation Moody's, Standard & Poor's, A.M. Best & Company and Fitch.

      (d) Promptly upon receipt thereof, copies of any "management letter" submitted to the Borrower or any of its Subsidiaries by its certified public accountants in connection with each annual, interim or special audit that discloses any finding that is material and adverse to the Borrower, and promptly upon completion thereof, any response reports from the Borrower or any such Subsidiary in respect thereof;

      (e) Promptly upon (and in any event within five (5) Business Days after) any Responsible Officer of the Borrower obtaining knowledge thereof, written notice of any of the following:

            (i) the occurrence of any Default or Event of Default, together with a written statement of a Responsible Officer of the Borrower specifying the nature of such Default or Event of Default, the period of existence thereof and the action that the Borrower has taken and proposes to take with respect thereto;

            (ii) the institution or threatened institution of any action, suit, investigation or proceeding against or affecting the Borrower or any of their respective Subsidiaries, including any such investigation or proceeding by any Governmental Authority (other than routine periodic inquiries, investigations or reviews), that would, if adversely determined, be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect, and any material development in any litigation or other proceeding previously reported pursuant to SECTION 4.5 or this subsection;

            (iii) the receipt by the Borrower or any of its Subsidiaries from any Governmental Authority or Insurance Regulatory Authority of (y) any written notice asserting any failure by the Borrower or their respective Subsidiaries to be in compliance with applicable Requirements of Law or that threatens the taking of any action against the Borrower or its Subsidiaries or sets forth circumstances that, if taken or adversely determined, would be reasonably likely to have a Material Adverse Effect, or (z) any notice of any actual or threatened suspension, limitation or revocation of, failure to renew, or imposition of any restraining order, escrow or impoundment of funds in connection with, any license, permit, accreditation or authorization of the Borrower or any of its Subsidiaries, where such action would be reasonably likely to have a Material Adverse Effect;

            (iv) the occurrence of any ERISA Event, together with (x) a written statement of a Responsible Officer of the Borrower, specifying the details of such ERISA Event and the action that the Borrower has taken and proposes to take with respect thereto, (y) a copy of any notice with respect to such ERISA Event that may be required to be filed with the PBGC and (z) a copy of any notice delivered by the PBGC to the Borrower or its ERISA Affiliate, as the case may be, with respect to such ERISA Event;

            (v) the occurrence of any material default under, or any proposed or threatened termination or cancellation of, any Material Contract or other material contract or agreement to which the Borrower or any of its Subsidiaries is a party, the termination or cancellation of which would be reasonably likely to have a Material Adverse Effect;

            (vi) the occurrence of any of the following: (x) the assertion of any Environmental Claim against or affecting the Borrower or any of its Subsidiaries or any of their respective real property, leased or owned;
      (y) the receipt by the Borrower or any of its Subsidiaries of notice of any alleged violation of or noncompliance with any Environmental Laws; or
      (z) the taking of any remedial action by the Borrower, any of its Subsidiaries or any other Person in response to the actual or alleged generation, storage, release, disposal or discharge of any Hazardous Substances on, to, upon or from any real property leased or owned by the Borrower or any of its Subsidiaries; but in each case under clauses (x),
      (y) and (z) above, only to the extent the same would be reasonably likely to have a Material Adverse Effect;

            (vii) the occurrence of any actual changes in any insurance statute or regulation governing the investment or dividend practices of any Insurance Subsidiary that would be reasonably likely to have a Material Adverse Effect; and

            (viii) any other matter or event that has, or would be reasonably likely to have, a Material Adverse Effect, together with a written statement of a Responsible Officer of the Borrower setting forth the nature and period of existence thereof and the action that the Borrower has taken and proposes to take with respect thereto;

      (f) Promptly, notice of (i) the occurrence of any material amendment or modification (other than expiration) to any Reinsurance Agreement (whether entered into before or after the Closing Date), including any such agreements that are in a runoff mode on the Closing Date, which amendment or modification would be reasonably likely to have a Material Adverse Effect, or (ii) the receipt by the Borrower or any of its Subsidiaries of any written notice of any denial of coverage or claim, litigation or arbitration with respect to any Reinsurance Agreement to which it is a ceding party which would be reasonably likely to have a Material Adverse Effect;

      (g) As promptly as reasonably possible, such other information about the business, condition (financial or otherwise), operations or properties of the Borrower or any of its Subsidiaries (including any Plan and any information required to be filed under ERISA) as the Lender may from time to time reasonably request.

      (h) As soon as available and in any event within ninety (90) days after the end of each fiscal year, an actuarial review and valuation statement of, and opinion as to the adequacy of, the loss and loss adjustment expense reserve positions as of end of such fiscal year of each Material Insurance Subsidiary, with respect to its insurance business then in force, prepared and given by an independent actuarial firm acceptable to the Lender.

      5.4 Corporate Existence; Franchises; Maintenance of Properties. The Borrower will, and will cause each of its Subsidiaries to, (i) maintain and preserve in full force and effect their respective organizational or corporate existence, except as expressly permitted otherwise by SECTION 7.1, (ii) obtain, maintain and preserve in full force and effect all other rights, Licenses, franchises, permits, certifications, approvals, authorizations required by Governmental Authorities or the Insurance Regulatory Authority, as the case may be, and necessary to the ownership, occupation or use of their respective properties or the conduct of their respective business, except to the extent the failure to do so would not be reasonably likely to have a Material Adverse Effect, and (iii) keep all material properties in good working order and condition (normal wear and tear excepted) and from time to time make all necessary repairs to and renewals and replacements of such properties, except to the extent that any of such properties are obsolete or are being replaced.

      5.5 Compliance with Laws. The Borrower will, and will cause each of its Subsidiaries to, comply in all respects with all Requirements of Law applicable in respect of the conduct of their respective business and the ownership and operation of their respective properties, except to the extent the failure so to comply would not be reasonably likely to have a Material Adverse Effect.

      5.6 Payment of Obligations. The Borrower will, and will cause each of its Subsidiaries to (i) pay all liabilities and obligations as and when due (subject to any applicable subordination provisions), except to the extent failure to do so would not be reasonably likely to have a Material Adverse Effect, and (ii) pay and discharge all taxes, assessments and governmental charges or levies imposed upon them, upon their respective income or profits or upon any of their respective properties, prior to the date on which penalties would attach thereto, and all lawful claims that, if unpaid, might become a Lien upon any of the properties of the Borrower or any of its Subsidiaries; provided, however, that neither the Borrower nor any of its Subsidiaries shall be required to pay any such tax, assessment, charge, levy or claim that is being contested in good faith and by proper proceedings and as to which the Borrower or such Subsidiary is maintaining adequate reserves with respect thereto in accordance with GAAP or SAP, as the case may be.

      5.7 Insurance. The Borrower will, and will cause each of its Subsidiaries to, maintain with financially sound and reputable insurance companies insurance with respect to its assets, properties and business, against such hazards and liabilities, of such types and in such amounts, as is customarily maintained by companies in the same or similar businesses similarly situated.

      5.8 Maintenance of Books and Records; Inspection. The Borrower will, and will cause each of its Subsidiaries to, (i) maintain adequate books, accounts and records, in which full, true and correct entries shall be made of all financial transactions in relation to their respective business and properties, and prepare all financial statements required under this Agreement, in each case in accordance with GAAP or SAP, as the case may be, and in compliance with the requirements of any Governmental Authority having jurisdiction over them, and
(ii) permit employees or agents of the Lender to inspect their respective properties and examine or audit their respective books, records, working papers and accounts and make copies and memoranda of them, and to discuss their respective affairs, finances and accounts with their respective officers and employees and, upon notice to the Borrower the independent public accountants of the Borrower, and its Subsidiaries (and by this provision the Borrower authorizes such accountants to discuss the finances and affairs of the Borrower and its Subsidiaries), all at such times and from time to time, upon reasonable notice and during business hours, as may be reasonably requested.

      5.9 Permitted Acquisitions. Subject to the requirements contained in the definition of Permitted Acquisition, and subject to the other terms and conditions of this Agreement, the Borrower may from time to time on or after the Closing Date effect Permitted Acquisitions, provided that, with respect to each Permitted Acquisition no Default or Event of Default shall have occurred and be continuing at the time of the consummation of such Permitted Acquisition or would exist immediately after giving effect thereto.

      5.10 Dividends. The Borrower will take all action necessary to cause its Subsidiaries to make such dividends, distributions or other payments to the Borrower as shall be necessary for the Borrower to make payments of the principal of and interest on the Loans in accordance with the terms of this Agreement. In the event the approval of any Governmental Authority or other Person is required in order for any such Subsidiary to make any such dividends, distributions or other payments to the Borrower, or for the Borrower to make any such principal or interest payments, the Borrower will forthwith exercise its best efforts and take all actions permitted by law and necessary to obtain such approval.

      5.11 Further Assurances. The Borrower will, and will cause each of its Subsidiaries to, make, execute, endorse, acknowledge and deliver any amendments, modifications or supplements hereto and restatements hereof and any other agreements, instruments or documents and to effect, confirm or further assure or protect and preserve the interests, rights and remedies of the Lender under this Agreement and the other Credit Documents.

                                   ARTICLE VI

                               FINANCIAL COVENANTS

      The Borrower covenants and agrees that, until the termination of the Commitment and the payment in full of all principal and interest with respect to the Loans together with all other amounts then due and owing hereunder:

      6.1 Maximum Consolidated Debt to Consolidated Total Capitalization. The ratio of Consolidated Indebtedness to Consolidated Total Capitalization shall at all times not be greater than .3 : 1.0.

                                  ARTICLE VII

                               NEGATIVE COVENANTS

      The Borrower covenants and agrees that, until the termination of the Commitment and the payment in full of all principal and interest with respect to the Loans together with all other amounts then due and owing hereunder:

      7.1 Merger; Consolidation. The Borrower will not, and will not permit or cause any of its Material Subsidiaries to, liquidate, wind up or dissolve, or enter into any consolidation, merger or other combination, or agree to do any of the foregoing; provided, however, that:

            (i) the Borrower may merge or consolidate with another Person so long as (x) the Borrower is the surviving entity, (y) unless such other Person is a Wholly Owned Subsidiary immediately prior to giving effect thereto, such merger or consolidation shall constitute a Permitted Acquisition and the applicable conditions and requirements of SECTION 5.9 shall be satisfied, and (z) immediately after giving effect thereto, no Default or Event of Default would exist; and

            (ii) any Subsidiary may merge or consolidate with another Person so long as (x) the surviving entity is the Borrower or a Subsidiary, (y) unless such other Person is a Wholly Owned Subsidiary immediately prior to giving effect thereto, such merger or consolidation shall constitute a Permitted Acquisition and the applicable conditions and requirements of
      SECTION 5.9 shall be satisfied, and (z) immediately after giving effect thereto, no Default or Event of Default would exist.

      7.2 Indebtedness. The Borrower will not, and will not permit or cause any of its Subsidiaries to, create, incur, assume or suffer to exist any Indebtedness other than:

            (i) Indebtedness incurred under this Agreement and the Note;

            (ii) Indebtedness existing on the Closing Date and described in
      SCHEDULE 7.2;

            (iii) accrued expenses (including salaries, accrued vacation and other compensation), current trade or other accounts payable and other current liabilities arising in the ordinary course of business and not incurred through the borrowing of money, provided that the same shall be paid when due except to the extent being contested in good faith and by appropriate proceedings;

            (iv) Indebtedness of any Subsidiary to the Borrower; provided that no Default has occurred and is continuing and no Default shall occur as a result of the incurrence of such Indebtedness;

            (v) Indebtedness of any Subsidiary to any wholly-owned Subsidiary of the Borrower; provided that that no Default has occurred and is continuing and no Default shall occur as a result of the incurrence of such Indebtedness;

            (vi) purchase money Indebtedness of the Borrower and its Subsidiaries incurred solely to finance the payment of all or part of the purchase price of any equipment, real property or other fixed assets acquired in the ordinary course of business, including Indebtedness in respect of capital lease obligations, and any renewals, refinancings or replacements thereof (subject to the limitations on the principal amount thereof set forth in this clause (iv)), which Indebtedness shall not exceed $10,000,000 in aggregate principal amount outstanding at any time;

            (vii) Indebtedness in connection with Permitted Liens;

            (viii) Indebtedness of the Borrower; provided that no Default has occurred and is continuing and no Default shall occur as a result of the incurrence of such Indebtedness; and provided further that, with respect to Indebtedness to third parties, such Indebtedness shall either rank pari passu or be subordinated in right and time of payment to the Obligations and, with respect to Indebtedness of the Borrower to any Subsidiary, such Indebtedness is subordinated in right and time of payment to the Obligations, in form and substance reasonably satisfactory to the Lender. For purposes of determining whether the incurrence of new Indebtedness on any particular date will cause a Default hereunder, such new Indebtedness, along with any other Indebtedness outstanding as of such date, shall be deemed to be the outstanding Indebtedness as of the last day of the previous fiscal quarter; and

            (ix) Indebtedness of any Insurance Subsidiary of the Borrower involved primarily in providing reinsurance to major financial guarantors that is incurred to obtain and maintain a soft capital facility to support such Insurance Subsidiary's reinsurance or financial guaranty direct insurance business in the ordinary course in such amount as the applicable rating agencies deem necessary, provided that recourse on such facility must be limited to the pledged recoveries of such Insurance Subsidiary; and provided further that no Default has occurred and is continuing and no Default shall occur as a result of the incurrence of such Indebtedness.

      7.3 Liens. The Borrower will not, and will not permit or cause any of its Material Subsidiaries to, directly or indirectly, make, create, incur, assume or suffer to exist, any Lien upon or with respect to any part of its property or assets, whether now owned or hereafter acquired, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such property, asset, income or profits under the Uniform Commercial Code of any state or under any similar recording or notice statute, or agree to do any of the foregoing, other than the following (collectively, "Permitted Liens"):

            (i) Liens in existence on the Closing Date and set forth on SCHEDULE 7.3;

            (ii) Liens imposed by law, such as Liens of carriers, warehousemen, mechanics, materialmen, repairmen and landlords, and other similar Liens incurred in the ordinary course of business for sums not constituting borrowed money that are not overdue for a period of more than thirty (30) days or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP (if so required);

            (iii) Liens (other than any Lien imposed by ERISA, the creation or incurrence of which would result in an Event of Default under SECTION 8.1(I)) incurred in the ordinary course of business in connection with worker's compensation, unemployment insurance or other forms of governmental insurance or benefits, or to secure the performance of letters of credit, bids, tenders, statutory obligations, surety and appeal bonds, leases, government contracts and other similar obligations (other than obligations for borrowed money) entered into in the ordinary course of business;

            (iv) Liens for taxes, assessments or other governmental charges or statutory obligations that are not delinquent or remain payable without any penalty or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP (if so required);

            (v) Liens securing the purchase money Indebtedness permitted under clause (v) of SECTION 7.2, provided that any such Lien (i) shall attach to such property concurrently with or within ten (10) days after the acquisition thereof by the Borrower or such Subsidiary, (ii) shall not exceed the lesser of (y) the fair market value of such property or (z) the cost thereof to the Borrower or such Subsidiary and (iii) shall not encumber any other property of the Borrower or any of its Subsidiaries;

            (vi) any attachment or judgment Lien not constituting an Event of Default under SECTION 8.1(h) that is being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP (if so required);

            (vii) Liens arising from the filing, for notice purposes only, of financing statements in respect of true leases;

            (viii) Liens on Borrower Margin Stock, to the extent the fair market value thereof exceeds 25% of the fair market value of the assets of the Borrower and its Subsidiaries (including Borrower Margin Stock);

            (ix) with respect to any real property occupied by the Borrower or any of its Subsidiaries, all easements, rights of way, restrictions, licenses, similar encumbrances on title and encumbrances consisting of zoning restrictions, easements, licenses, restrictions on the use of property or minor imperfections in title thereto which, in the aggregate, are not material in amount, that do not materially interfere with the ordinary conduct of the business of the Borrower;

            (x) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

            (xi) Liens upon real or tangible personal property acquired after the Effective Date by the Borrower or any of its Subsidiaries, each of which Liens either existed on such property prior to the time of its acquisition by the Borrower or any of its Subsidiaries and was not created in anticipation thereof or was created solely for the purpose of securing Indebtedness incurred to finance, refinance or refund the cost (including the cost of construction) of such property; provided, that (A) no such Lien shall extend to or cover any property of the Borrower or such Subsidiary other than the property so acquired and improvements thereon, and (B) the principal amount of Indebtedness secured by any such Lien shall not exceed 80% of the fair market value (as determined in good faith by a senior financial officer of the Borrower) of such property at the time it was acquired;

            (xii) Liens on property of any corporation, partnership, limited liability company or other legal entity that becomes a Subsidiary of the Borrower after the Effective Date; provided, that such Liens are in existence at the time such entity becomes a Subsidiary of the Borrower and were not created in anticipation thereof; and

            (xiii)any extension, renewal or replacement of the foregoing; provided that the Liens permitted by this clause shall not extend to or cover any additional Indebtedness or property (other than a substitution of like property).

      7.4 Disposition of Assets. The Borrower will not, and will not permit or cause any of its Subsidiaries to, sell, assign, lease, convey, transfer or otherwise dispose of (whether in one or a series of transactions) all or any portion of its assets, business or properties (including, without limitation, any Capital Stock of any Subsidiary) or enter into any arrangement with any Person providing for the lease by the Borrower or any Subsidiary as lessee of any asset that has been sold or transferred by the Borrower or such Subsidiary to such Person, or agree to do any of the foregoing, except for:

            (i) sales of inventory or other assets and licenses or leases of intellectual property and other assets, in each case in the ordinary course of business;

            (ii) the sale or exchange of used or obsolete equipment to the extent (A) the proceeds of such sale are applied towards, or such equipment is exchanged for, replacement equipment or (B) such equipment is no longer necessary for the operations of the Borrower or its applicable Subsidiary in the ordinary course of business; or

            (iii) the sale, lease or other disposition of assets by a Subsidiary to another Subsidiary if, immediately after giving effect thereto, no Default or Event of Default would exist.

      7.5 Investments and Acquisitions. The Borrower will not, and will not permit or cause any of its Subsidiaries to, directly or indirectly, purchase, own, invest in or otherwise acquire any Capital Stock, evidence of indebtedness or other obligation or security or any interest whatsoever in any other Person, or make or permit to exist any loans, advances or extensions of credit to, or any investment in cash or by delivery of property in, any other Person, or purchase or otherwise acquire (whether in one or a series of related transactions) any portion of the assets, business or properties of another Person (including pursuant to an Acquisition), or create or acquire any Subsidiary, or become a partner or joint venturer in any partnership or joint venture (collectively, "Investments"), or make a commitment or otherwise agree to do any of the foregoing, other than:

            (i) Investments by the Borrower and its Subsidiaries to the extent permitted under applicable Requirements of Law and in compliance at all times with the: (A) the requirements of the Lloyd's insurance market, if applicable, (B) all applicable insurance laws and regulations of any other relevant jurisdictions relating to investments by an Insurance Subsidiary and (C) the limitations set forth in the Investment Policy;

            (ii) Investments constituting operating deposit accounts with banks and accounts receivable arising in the ordinary course of business on ordinary business terms;

            (iii) Permitted Acquisitions;

            (iv) Investments existing on the Closing Date and either (y) disclosed on the financial statements required under SECTION 4.11 and delivered pursuant to SECTION 3.1(j) or (z) described in SCHEDULE 7.5. and

            (v) Travel and similar advances by the Borrower and its Subsidiaries in the ordinary course of business and loans to employees, officers and directors of the Borrower and its Subsidiaries, provided that such travel or similar advances and loans to employees, officers and directors at any one time do not exceed, in the aggregate, $3,000,000 for the Borrower and its Subsidiaries

      7.6 Restricted Payments. The Borrower will not, and will not permit or cause any of its Subsidiaries to, directly or indirectly, declare or make any dividend payment, or make any other distribution of cash, property or assets, in respect of any of its Capital Stock or any warrants, rights or options to acquire its Capital Stock, or set aside funds for any of the foregoing, except that:

            (i) the Borrower may declare and make dividend payments or other distributions payable solely in its common stock;

            (ii) each Wholly Owned Subsidiary of the Borrower may declare and make dividend payments or other distributions to the Borrower or another Wholly Owned Subsidiary of the Borrower, to the extent not prohibited under applicable Requirements of Law; and

            (iii) the Borrower may declare and make dividend payments payable solely in cash; provided that no Default has occurred and is continuing.

      7.7 Transactions with Affiliates. The Borrower will not, and will not permit or cause any of its Subsidiaries to, enter into any transaction (including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service) with any officer, director, stockholder or other Affiliate of the Borrower or any Subsidiary, except in the ordinary course of its business and upon fair and reasonable terms that are in all material respects as advantageous to the Borrower and its Subsidiaries as the Borrower would be reasonably able to obtain in a comparable arm's length transaction with a Person other than an Affiliate of the Borrower or such Subsidiary; provided, however, that nothing contained in this Section shall prohibit transactions described on SCHEDULE 7.7, the payment by the Borrower of reasonable and customary fees to members of its board of directors or transactions otherwise expressly permitted under this Agreement.

      7.8 Certain Amendments. The Borrower will not, and will not permit or cause any of its Subsidiaries to amend, modify or change any provision of its articles or certificate of incorporation or organization or bylaws or operating agreement, as the case may be, or the terms of any class or series of its Capital Stock, other than in a manner that would not reasonably be likely to adversely affect the Lender.

      7.9 Limitation on Certain Restrictions. The Borrower will not, and will not permit or cause any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any restriction or encumbrance on (i) the ability of the Borrower and its Subsidiaries to perform and comply with their respective obligations under the Credit Documents or (ii) the ability of any Subsidiary of the Borrower to make any dividend payments or other distributions in respect of its Capital Stock, to repay Indebtedness owed to the Borrower or any other Subsidiary, to make loans or advances to the Borrower or any other Subsidiary, or to transfer any of its assets or properties to the Borrower or any other Subsidiary, in each case other than such restrictions or encumbrances existing under or by reason of the Credit Documents or applicable Requirements of Law; it being understood that Radian Reinsurance Inc. and Radian Asset Assurance Inc. are prohibited from making any dividend payments to the Borrower prior to February 28, 2003 without the consent of the New York State Insurance Department.

      7.10 Fiscal Year. The Borrower will not, and will not permit or cause any of its Subsidiaries to, change the ending date of its fiscal year to a date other than December 31.

      7.11 Accounting Changes. The Borrower will not, and will not permit or cause any of its Subsidiaries to, make or permit any material change in its accounting policies or reporting practices, except as may be required by GAAP or SAP, as the case may be.

      7.12 Ratings. The Borrower will not permit or cause the financial strength rating of any Material Insurance Subsidiary by (a) Fitch and Standard & Poor's, respectively, to be lower than "AA-" at any time or (b) Moody's to be lower than "Aa3" at any time; provided that the Borrower shall not be required to maintain or obtain a financial strength rating for Radian Asset Assurance Inc. from Moody's.

                                  ARTICLE VIII

                                EVENTS OF DEFAULT

      8.1 Events of Default. The occurrence of any one or more of the following events shall constitute an "Event of Default":

      (a) The Borrower shall fail to pay (i) any principal of any Loan, any fee or any other Obligation or (ii) when due or any interest on any Loan within three (3) days after the date when due;

      (b) The Borrower shall fail to observe, perform or comply with any condition, covenant or agreement contained in any of SECTIONS 2.14, 5.1, 5.2, 5.3(a), 5.3(e)(i), 5.3(e)(iii), 5.4(i) or 5.9 or in ARTICLE VI or ARTICLE VII;

      (c) The Borrower or any of its Subsidiaries shall fail to observe, perform or comply with any condition, covenant or agreement contained in this Agreement or any of the other Credit Documents other than those enumerated in subsections
(a) and (b) above, and such failure

(i) is deemed by the terms of the relevant Credit Document to constitute an Event of Default or (ii) shall continue unremedied for any grace period specifically applicable thereto or, if no such grace period is applicable, for a period of thirty (30) days after the earlier of (y) the date on which a Responsible Officer of the Borrower acquires knowledge thereof and (z) the date on which written notice thereof is delivered by the Lender to the Borrower;

      (d) Any representation or warranty made or deemed made by or on behalf of the Borrower or any of its Subsidiaries in this Agreement, any of the other Credit Documents or in any certificate, instrument, report or other document furnished in connection herewith or therewith or in connection with the transactions contemplated hereby or thereby shall prove to have been false or misleading in any material respect as of the time made, deemed made or furnished;

      (e) The Borrower or any of its Subsidiaries shall (i) fail to pay when due (whether by scheduled maturity, acceleration or otherwise and after giving effect to any applicable grace period) any principal of or interest on any Indebtedness (other than the Indebtedness incurred pursuant to this Agreement) having an aggregate principal amount of at least $15,000,000, or (ii) fail to observe, perform or comply with any condition, covenant or agreement contained in any agreement or instrument evidencing or relating to any such Indebtedness, or any other event shall occur or condition exist in respect thereof, and the effect of such failure, event or condition is to cause, or permit the holder or holders of such Indebtedness (or a trustee or agent on its or their behalf) to cause (with the giving of notice, lapse of time, or both), such Indebtedness to become due, or to be prepaid, redeemed, purchased or defeased, prior to its stated maturity having an aggregate principal amount of at least $15,000,000;

      (f) The Borrower or any of its Subsidiaries shall (i) file a voluntary petition or commence a voluntary case seeking liquidation, winding-up, reorganization, dissolution, arrangement, readjustment of debts or any other relief under the Bankruptcy Code, the insurance laws applicable to any Insurance Subsidiary, or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to controvert in a timely and appropriate manner, any petition or case of the type described in subsection (g) below, (iii) apply for or consent to the appointment of or taking possession by a custodian, trustee, receiver or similar official for or of itself or all or a substantial part of its properties or assets, (iv) fail generally, or admit in writing its inability, to pay its debts generally as they become due, (v) make a general assignment for the benefit of creditors or
(vi) take any corporate action to authorize or approve any of the foregoing;

      (g) Any involuntary petition or case shall be filed or commenced against the Borrower or any of its Subsidiaries seeking liquidation, winding-up, reorganization, dissolution, arrangement, readjustment of debts, the appointment of a custodian, trustee, receiver or similar official for it or all or a substantial part of its properties or any other relief under the Bankruptcy Code, the insurance laws applicable to any Insurance Subsidiary, or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, and such petition or case shall continue undismissed and unstayed for a period of sixty (60) days; or an order, judgment or decree approving or ordering any of the foregoing shall be entered in any such proceeding;

      (h) Any one or more money judgments, writs or warrants of attachment, executions or similar processes involving an aggregate amount (exclusive of amounts fully bonded or covered by insurance as to which the surety or insurer, as the case may be, has acknowledged its liability in writing) in excess of $10,000,000 shall be entered or filed against the Borrower or any of its Subsidiaries or any of their respective properties and the same shall not be dismissed, stayed or discharged for a period of thirty (30) days;

      (i) Any ERISA Event or any other event or condition shall occur or exist with respect to any Plan or Multiemployer Plan and, as a result thereof, together with all other ERISA Events and other events or conditions then existing, the Borrower and the respective ERISA Affiliates have incurred or would be reasonably likely to incur liability to any one or more Plans or Multiemployer Plans or to the PBGC (or to any combination thereof) that has or would be reasonably likely to have a Material Adverse Effect;

      (j) Any one or more Licenses, permits, accreditations or authorizations of the Borrower or any of its Subsidiaries shall be suspended, limited or terminated or shall not be renewed, or any other action shall be taken, by any Governmental Authority in response to any alleged failure by the Borrower, any of its Subsidiaries to be in compliance with applicable Requirements of Law, and such action, individually or in the aggregate, has or would be reasonably likely to have a Material Adverse Effect;

      (k) Any one or more Environmental Claims shall have been asserted against the Borrower or any of its Subsidiaries (or a reasonable basis shall exist therefor); the Borrower has incurred or would be reasonably likely to incur liability as a result thereof; and such liability, individually or in the aggregate, has or would be reasonably likely to have a Material Adverse Effect; or

      (l) Any of the following shall occur: (i) any Person or group of Persons acting in concert as a partnership or other group, shall, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise, have become, after the date hereof, the "beneficial owner" (within the meaning of such term under Rule 13d-3 under the Exchange Act) of securities of the Borrower representing 20% or more of the combined voting power of the then outstanding securities of the Borrower ordinarily (and apart from rights accruing under special circumstances) having the right to vote in the election of directors; or (ii) the Board of Directors of the Borrower shall cease to consist of a majority of the individuals who constituted the Board of Directors as of the date hereof or who shall have become a member thereof subsequent to the date hereof after having been nominated, or otherwise approved in writing, by at least a majority of individuals who constituted the Board of Directors of the Borrower as of the date hereof (or their replacements approved as herein required).

      8.2 Remedies: Termination of Commitment, Acceleration, etc. Upon and at any time after the occurrence and during the continuance of any Event of Default, the Lender may take any or all of the following actions at the same or different times:

      (a) Declare the Commitment to be terminated, whereupon the same shall terminate (provided that, upon the occurrence of an Event of Default pursuant to SECTION 8.1(f) or SECTION 8.1(g), the Commitment shall automatically be terminated);

      (b) Declare all or any part of the outstanding principal amount of the Loans to be immediately due and payable, whereupon the principal amount so declared to be immediately due and payable, together with all interest accrued thereon and all other amounts payable under this Agreement, the Note and the other Credit Documents, shall become immediately due and payable without presentment, demand, protest, notice of intent to accelerate or other notice or legal process of any kind, all of which are hereby knowingly and expressly waived by the Borrower (provided that, upon the occurrence of an Event of Default pursuant to SECTION 8.1(f) or SECTION 8.1(g), all of the outstanding principal amount of the Loans and all other amounts described in this subsection
(b) shall automatically become immediately due and payable without presentment, demand, protest, notice of intent to accelerate or other notice or legal process of any kind, all of which are hereby knowingly and expressly waived by the Borrower); and

      (c) Exercise all rights and remedies available to it under this Agreement, the other Credit Documents and applicable law.

      8.3 Remedies: Set-Off. In addition to all other rights and remedies available under the Credit Documents or applicable law or otherwise, upon and at any time after the occurrence and during the continuance of any Event of Default, the Lender may, and is hereby authorized by the Borrower, at any such time and from time to time, to the fullest extent permitted by applicable law, without presentment, demand, protest or other notice of any kind, all of which are hereby knowingly and expressly waived by the Borrower, to set off and to apply any and all deposits (general or special, time or demand, provisional or final) and any other property at any time held (including at any branches or agencies, wherever located), and any other Indebtedness at any time owing, by the Lender to or for the credit or the account of the Borrower against any or all of the Obligations now or hereafter existing, whether or not such Obligations may be contingent or unmatured, the Borrower hereby granting to the Lender a continuing security interest in and Lien upon all such deposits and other property as security for such Obligations. The Lender agrees promptly to notify the Borrower after any such set-off and application; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

                                   ARTICLE IX

                                  MISCELLANEOUS

      9.1 Fees and Expenses. The Borrower agrees (i) whether or not the transactions contemplated by this Agreement shall be consummated, to pay upon demand all reasonable out-of-pocket costs and expenses of the Lender (including, without limitation, the reasonable fees and expenses of counsel to the Lender) in connection with (y) the Lender's due diligence investigation in connection with, and the preparation, negotiation, execution, and delivery of, this Agreement and the other Credit Documents, and any amendment, modification or waiver hereof or thereof or consent with respect hereto or thereto, and (z) the administration, monitoring and review of the Loans (including, without limitation, out-of-pocket expenses for travel, meals, long-distance telephone calls, wire transfers, facsimile transmissions and copying and with respect to the engagement of appraisers, consultants, auditors or similar Persons by the Lender at any time, whether before or after the Closing, to render opinions concerning the financial condition of the Borrower), (ii) to pay upon demand all reasonable out-of-pocket costs and expenses of the Lender (including, without limitation, reasonable attorneys' fees and expenses) in connection with (y) any refinancing or restructuring of the credit arrangement provided under this Agreement, whether in the nature of a "work-out," in any insolvency or bankruptcy proceeding or otherwise and whether or not consummated, and (z) the enforcement, attempted enforcement (except to the extent relating to any claim by the Lender against the Borrower that is unsuccessful because the Lender's rights were not violated) or preservation of any rights or remedies under this Agreement or any of the other Credit Documents, whether in any action, suit or proceeding (including any bankruptcy or insolvency proceeding) or otherwise, and (iii) to pay and hold the Lender harmless from and against all liability for any intangibles, documentary, stamp or other similar taxes, fees and excises, if any, including any interest and penalties, and any finder's or brokerage fees, commissions and expenses (other than any fees, commissions or expenses of finders or brokers engaged by the Lender), that may be payable in connection with the transactions contemplated by this Agreement and the other Credit Documents.

      9.2 Indemnification. The Borrower agrees, whether or not the transactions contemplated by this Agreement shall be consummated, to indemnify and hold the Lender and its directors, officers, employees, agents and Affiliates (each, an "Indemnified Person") harmless from and against any and all claims, losses, damages, obligations, liabilities, penalties, costs and expenses (including, without limitation, reasonable attorneys' fees and expenses) of any kind or nature whatsoever, whether direct, indirect or consequential (collectively, "Indemnified Costs"), that may at any time be imposed on, incurred by or asserted against any such Indemnified Person as a result of, arising from or in any way relating to the preparation, execution, performance or enforcement of this Agreement or any of the other Credit Documents, any of the transactions contemplated herein or therein or any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of any Loans (including, without limitation, in connection with the actual or alleged generation, presence, discharge or release of any Hazardous Substances on, into or from, or the transportation of Hazardous Substances to or from, any real property at any time owned or leased by the Borrower or any of its Subsidiaries, any other Environmental Claims or any violation of or liability under any Environmental Law), or any action, suit or proceeding (including any inquiry or investigation) by any Person, whether threatened or initiated, related to any of the foregoing, and in any case whether or not such Indemnified Person is a party to any such action, proceeding or suit or a subject of any such inquiry or investigation; provided, however, that no Indemnified Person shall have the right to be indemnified hereunder for any Indemnified Costs to the extent determined by a final and nonappealable judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnified Person. All of the foregoing Indemnified Costs of any Indemnified Person shall be paid or reimbursed by the Borrower, as and when incurred and upon demand.

      9.3 Governing Law; Consent to Jurisdiction. THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS (EXCLUDING NEW YORK GENERAL OBLIGATIONS LAW SECTION 5-1401). THE PARTIES HERETO HEREBY DECLARE THAT IT IS THEIR INTENTION THAT THIS AGREEMENT SHALL BE REGARDED AS MADE UNDER THE LAWS OF THE STATE OF NEW YORK AND

THAT THE LAWS OF SAID STATE SHALL BE APPLIED IN INTERPRETING ITS PROVISIONS IN ALL CASES WHERE LEGAL INTERPRETATION SHALL BE REQUIRED. EACH OF THE PARTIES HERETO AGREES (A) THAT THIS AGREEMENT INVOLVES AT LEAST $250,000; AND (B) THAT THIS AGREEMENT HAS BEEN ENTERED INTO BY THE PARTIES HERETO IN EXPRESS RELIANCE UPON NEW YORK GENERAL OBLIGATIONS LAW SECTION 5-1401. NOTWITHSTANDING THE FOREGOING CHOICE OF LAW, THE BORROWER AND THE LENDER HEREBY CONSENT TO THE NONEXCLUSIVE JURISDICTION OF ANY STATE COURT WITHIN MECKLENBURG COUNTY, NORTH CAROLINA OR NEW YORK COUNTY, NEW YORK OR ANY FEDERAL COURT LOCATED WITHIN THE WESTERN DISTRICT OF THE STATE OF NORTH CAROLINA OR THE SOUTHERN DISTRICT OF THE STATE OF NEW YORK FOR ANY PROCEEDING INSTITUTED HEREUNDER OR UNDER ANY OF THE OTHER CREDIT DOCUMENTS, OR ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER CREDIT DOCUMENTS, OR ANY PROCEEDING TO WHICH THE LENDER OR THE BORROWER IS A PARTY. INCLUDING ANY ACTIONS BASED UPON, ARISING OUT OF, OR IN CONNECTION WITH ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENT (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE LENDER OR THE BORROWER. THE BORROWER AND THE LENDER EACH IRREVOCABLY AGREES TO BE BOUND (SUBJECT TO ANY AVAILABLE RIGHT OF APPEAL) BY ANY JUDGMENT RENDERED OR RELIEF GRANTED THEREBY AND FURTHER WAIVES ANY OBJECTION THAT IT MAY HAVE BASED ON LACK OF JURISDICTION OR IMPROPER VENUE OR FORUM NON CONVENIENS TO THE CONDUCT OF ANY SUCH PROCEEDING. EACH OF THE BORROWER AND THE LENDER CONSENTS THAT ALL SERVICE OF PROCESS BE MADE BY REGISTERED OR CERTIFIED MAIL DIRECTED TO IT AT ITS ADDRESS SET FORTH HEREINBELOW, AND SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED UPON THE EARLIER OF ACTUAL RECEIPT THEREOF OR THREE (3) DAYS AFTER DEPOSIT IN THE UNITED STATES MAILS, PROPER POSTAGE PREPAID AND PROPERLY ADDRESSED. NOTHING IN THIS SECTION SHALL AFFECT THE RIGHT TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR AFFECT THE RIGHT OF THE LENDER OR THE BORROWER, AS THE CASE MAY BE, TO BRING ANY ACTION OR PROCEEDING AGAINST THE BORROWER IN THE COURTS OF ANY OTHER JURISDICTION.

      9.4 Waiver of Trial by Jury. EACH PARTY HEREBY EXPRESSLY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT OR ANY OF THE OTHER CREDIT DOCUMENTS TO WHICH IT IS A PARTY, OR UNDER ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH OR ARISING FROM ANY RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

      9.5 Notices. All notices and other communications provided for hereunder shall be in writing (including telegraphic, telex, facsimile transmission or cable communication) and mailed (via certified mail), telegraphed, telexed, telecopied, cabled or delivered to the party to be notified at the following addresses:

      (a) if to the Borrower, to Radian Group Inc., 1601 Market Street, Philadelphia, PA 19103, Attention: Chief Financial Officer, Telecopy No. (215) 963-9658, with a copy to the Treasurer and General Counsel;

      (b) if to the Lender, to First Union National Bank, Financial Institutions Group, 1339 Chestnut Street, 3rd Floor, Philadelphia, Pennsylvania 19101-4819,
Attention: Kimberly Shaffer, Telecopy No. (267) 321-7102;

or in each case, to such other address as any party may designate for itself by like notice to all other parties hereto. All such notices and communications shall be deemed to have been given (i) if mailed (via certified or registered mail) as provided above by any method other than overnight delivery service, on the third Business Day after deposit in the mails, (ii) if mailed by overnight delivery service, telegraphed, telexed, telecopied or cabled, when delivered for overnight delivery, delivered to the telegraph company, confirmed by telex answerback, transmitted by telecopier or delivered to the cable company, respectively, or (iii) if delivered by hand, upon delivery; provided that Notices of Borrowing, Notices of Conversion/Continuation and any notices required to be delivered to the Lender pursuant to SECTIONS 5.3(e) and 5.3(f) shall not be effective until received by the Lender.

      9.6 Amendments, Waivers, etc. No amendment, modification, waiver or discharge or termination of, or consent to any departure by the Borrower from, any provision of this Agreement or any other Credit Document, shall be effective unless in a writing signed by the Lender, and then the same shall be effective only in the specific instance and for the specific purpose for which given

      9.7 Assignments, Participations.

      (a) The Lender may assign to one or more assignees (each, an "Assignee") all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the outstanding Loans made by it, the Note held by it); provided, however, that any such assignment (other than an assignment to an Affiliate of the Lender) shall not be made without the prior written consent of the Borrower, which consent shall not be unreasonably withheld (provided that the Borrower's consent shall not be required in the event a Default or Event of Default shall have occurred and be continuing).

      (b) The Lender may, without the consent of the Borrower, sell to one or more other Persons (each, a "Participant") participations in any portion comprising less than all of its rights and obligations under this Agreement (including, without limitation, a portion of its Commitment, the outstanding Loans made by it, the Note); provided, however, that the Lender's obligations under this Agreement shall remain unchanged and the Lender shall remain solely responsible for the performance of such obligations, and no Participant shall have any rights under this Agreement or any of the other Credit Documents, each Participant's rights against the

Lender in respect of any participation to be those set forth in the participation agreement, and all amounts payable by the Borrower hereunder shall be determined as if the Lender had not granted such participation.

      (c) Nothing in this Agreement shall be construed to prohibit the Lender from pledging or assigning all or any portion of its rights and interest hereunder or under the Note to any Federal Reserve Bank as security for borrowings therefrom; provided, however, that no such pledge or assignment shall release the Lender from any of its obligations hereunder.

      (d) The Lender or Participant may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section, disclose to the Assignee or Participant or proposed Assignee or Participant any information relating to the Borrower furnished to it by or on behalf of any other party hereto, provided that such Assignee or Participant or proposed Assignee or Participant shall keep such information confidential to the same extent required of the Lender under SECTION 9.13.

      9.8 No Waiver. The rights and remedies of the Lender and the Borrower expressly set forth in this Agreement and the other Credit Documents are cumulative and in addition to, and not exclusive of, all other rights and remedies available at law, in equity or otherwise. No failure or delay on the part of either party hereto in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude other or further exercise thereof or the exercise of any other right, power or privilege or be construed to be a waiver of any Default or Event of Default. No course of dealing between the Borrower and the Lender or their agents or employees shall be effective to amend, modify or discharge any provision of this Agreement or any other Credit Document or to constitute a waiver of any Default or Event of Default. No notice to or demand upon the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the right of the Lender to exercise any right or remedy or take any other or further action in any circumstances without notice or demand.

      9.9 Successors and Assigns. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto, and all references herein to any party shall be deemed to include its successors and assigns; provided, however, that (i) the Borrower shall not sell, assign or transfer any of its respective rights, interests, duties or obligations under this Agreement without the prior written consent of the Lender and (ii) any Assignees and Participants shall have such rights and obligations with respect to this Agreement and the other Credit Documents as are provided for under and pursuant to the provisions of SECTION 9.7.

      9.10 Survival. All representations, warranties and agreements made by or on behalf of the Borrower or any of its Subsidiaries in this Agreement and in the other Credit Documents shall survive the execution and delivery hereof or thereof and the making and repayment of the Loans. In addition, notwithstanding anything herein or under applicable law to the contrary, the provisions of this Agreement and the other Credit Documents relating to indemnification or payment of fees, costs and expenses, including, without limitation, the provisions of SECTIONS 2.15(a), 2.15(b), 2.16, 2.17, 9.1 and 9.2, shall survive the payment in full of all Loans, the termination of the Commitment, and any termination of this Agreement or any of the other Credit Documents.

      9.11 Severability. To the extent any provision of this Agreement is prohibited by or invalid under the applicable law of any jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity and only in such jurisdiction, without prohibiting or invalidating such provision in any other jurisdiction or the remaining provisions of this Agreement in any jurisdiction.

      9.12 Construction. The headings of the various articles, sections and subsections of this Agreement have been inserted for convenience only and shall not in any way affect the meaning or construction of any of the provisions hereof. Except as otherwise expressly provided herein and in the other Credit Documents, in the event of any inconsistency or conflict between any provision of this Agreement and any provision of any of the other Credit Documents, the provision of this Agreement shall control.

      9.13 Confidentiality. The Lender agrees to keep confidential, pursuant to its customary procedures for handling confidential information of a similar nature and in accordance with safe and sound banking practices, all nonpublic information provided to it by or on behalf of the Borrower or any of its Subsidiaries in connection with this Agreement or any other Credit Document; provided, however, that the Lender may disclose such information (i) to its directors, employees and agents and to its auditors, counsel and other professional advisors (so long as such persons have been advised of the confidential nature of such information), (ii) at the demand or request of any bank regulatory authority, court, other Governmental Authority or Insurance Regulatory Authority having or asserting jurisdiction over the Lender, as may be required pursuant to subpoena or other legal process, or otherwise in order to comply with any applicable Requirement of Law (provided that, to the extent reasonably possible, the Borrower is provided with timely notice of such demand or request so that the Borrower may seek an appropriate protective order with the reasonable cooperation of the Lender (at the Borrower's expense)), (iii) in connection with any proceeding to enforce its rights hereunder or under any other Credit Document or any other litigation or proceeding related hereto or to which it is a party, (iv) to the extent the same has become publicly available other than as a result of a breach of this Agreement and (v) pursuant to and in accordance with the provisions of SECTION 9.7(d).

      9.14 Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by the Lender and the Borrower of written or telephonic notification of such execution and authorization of delivery thereof.

      9.15 Disclosure of Information. The Borrower agrees and consents to the Lender's disclosure of information relating to this transaction to Gold Sheets and other similar bank trade publications. Such information will consist of deal terms and other information customarily found in such publications.

      9.16 Entire Agreement. THIS AGREEMENT AND THE OTHER DOCUMENTS AND INSTRUMENTS EXECUTED AND DELIVERED IN CONNECTION HEREWITH (A) EMBODY THE ENTIRE AGREEMENT AND UNDERSTANDING BETWEEN THE PARTIES HERETO AND THERETO RELATING TO THE SUBJECT MATTER HEREOF AND THEREOF, (B) SUPERSEDE ANY AND ALL PRIOR AGREEMENTS AND UNDERSTANDINGS OF SUCH PERSONS, ORAL OR WRITTEN, RELATING TO THE SUBJECT MATTER HEREOF AND THEREOF INCLUDING, WITHOUT LIMITATION, THE COMMITMENT LETTER FROM FIRST UNION TO THE BORROWER, DATED NOVEMBER 7, 2001, BUT SPECIFICALLY EXCLUDING THE FEE LETTER, AND (C) MAY NOT BE AMENDED, SUPPLEMENTED, CONTRADICTED OR OTHERWISE MODIFIED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

                    [Signatures contained on following pages]

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

                                        RADIAN GROUP INC.


                                        By:     ________________________________

                                        Title:  ________________________________

                                        FIRST UNION NATIONAL BANK

                                        By:     ________________________________

                                        Title:  ________________________________

                                        Instructions for wire transfers to the
                                          Lender:

                                        First Union National Bank
                                        ABA Routing No. 053000219
                                        Account Name:  GL
                                        Account Number:  01459168111011
                                        Attention:  Romonia Lester
                                        Reference:  Radian Group Inc.

                                        Address for notices as a Lender:

                                        First Union National Bank
                                        Financial Institutions Group
                                        1339 Chestnut Street, 3rd Floor
                                        Philadelphia, Pennsylvania 19101-4819
                                        Attention: Kimberly Shaffer
                                        Telephone:  (267) 321-7033
                                        Telecopy:  (267) 321-7102

                                        Lending Office:

                                        First Union National Bank
                                        201 S. College Street, CP 17
                                        Charlotte, North Carolina 28288-1183
                                        Attention:  Romonia Lester
                                        Telephone:  (704) 383-5364
                                        Telecopy:  (704) 383-7201

                                  SCHEDULE 4.4
                              CONSENTS AND FILINGS

                                      None.

                                  SCHEDULE 4.5
                                   LITIGATION

      IN DECEMBER 2000, A COMPLAINT SEEKING CLASS ACTION STATUS ON BEHALF OF A NATIONWIDE CLASS OF HOME MORTGAGE BORROWERS WAS FILED AGAINST RADIAN GUARANTY INC. IN THE UNITED STATES DISTRICT COURT FOR THE MIDDLE DISTRICT OF NORTH CAROLINA (GREENSBORO DIVISION). THE COMPLAINT ALLEGES THAT RADIAN GUARANTY INC. VIOLATED SECTION 8 OF RESPA. THE COMPLAINT ASSERTS THAT THE PRICING OF POOL INSURANCE, CAPTIVE REINSURANCE CONTRACT UNDERWRITING, PERFORMANCE NOTES AND OTHER UNIDENTIFIED STRUCTURED TRANSACTIONS, SHOULD BE INTERPRETED AS IMPUTED KICKBACKS MADE IN EXCHANGE FOR THE REFERRAL OF PRIMARY MORTGAGE INSURANCE BUSINESS, WHICH ACCORDING TO THE COMPLAINT, IS A SETTLEMENT SERVICE UNDER RESPA. THE COMPLAINT SEEKS INJUNCTIVE RELIEF AND DAMAGES OF 3X THE AMOUNT OF ANY MORTGAGE INSURANCE PREMIUMS PAID BY PERSONS WHO WERE REFERRED TO RADIAN GUARANTY INC. TO THE ALLEGED AGREEMENT OR UNDERSTANDING. THE PLAINTIFFS IN THE LAWSUIT ARE REPRESENTED BY THE SAME GROUP OF PLAINTIFFS' ATTORNEYS WHO FILED SIMILAR LAWSUITS AGAINST OTHER PROVIDERS OF PRIMARY MORTGAGE INSURANCE IN FEDERAL COURT IN GEORGIA. THE GEORGIA COURT DISMISSED THOSE SUITS FOR A FAILURE TO STATE A CLAIM. THREE OF THOSE LAWSUITS WERE SETTLED PRIOR TO APPEAL; TWO ARE CURRENTLY ON APPEAL. RADIAN GUARANTY HAS RESPONDED TO THE COMPLAINT BY FILING A MOTION TO DISMISS.

      A SIMILAR ACTION FOCUSING ON POOL INSURANCE WAS FILED IN FEBRUARY 2001 IN THE UNITED STATES DISTRICT COURT FOR THE EASTERN DISTRICT OF TEXAS.

                                  SCHEDULE 4.6
                                      TAXES

IN CONNECTION WITH A ROUTINE SALES TAX AUDIT OF RADIAN REINSURANCE INC. (F/K/A ENHANCE REINSURANCE COMPANY) BY THE STATE OF NEW YORK, RADIAN REINSURANCE AGREED TO EXTEND THE STATUTE OF LIMITATIONS RELATED TO THE PAYMENT OF SALES TAXES WHICH ARE THE SUBJECT OF SUCH AUDIT, DUE TO DELAYS IN THE COMPLETION OF THE AUDIT AS A RESULT OF THE EVENTS OF 9/11/01.

IN CONNECTION WITH A ROUTINE SALES TAX AUDIT OF RADIAN GUARANTY INC, RADIAN GUARANTY AGREED TO EXTEND THE STATUTE OF LIMITATIONS RELATED TO THE PAYMENT OF SALES TAXES WHICH ARE THE SUBJECT OF SUCH AUDIT.

{ADD DESCRIPTION OF AUDIT}

                                  SCHEDULE 4.7
                                  SUBSIDIARIES

(A)   AMERIN GUARANTY CORPORATION
      (i)   100% of the outstanding capital stock owned directly by Borrower
      (ii)  direct owner: 100% Radian Group Inc.

(B)   AMERIN INVESTOR SERVICES CORPORATION
      (i)   100% of the outstanding capital stock owned directly by Borrower
      (ii)  direct owner: 100% Radian Group Inc.

(C)   AMERIN RE CORPORATION
      (i)   100% of the outstanding capital stock owned directly by Borrower
      (ii)  direct owner: 100% Radian Group Inc.

(D)   CMAC INVESTMENT MANAGEMENT CORP.
      (i)   100% of the outstanding capital stock owned directly by Borrower
      (ii)  direct owner: 100% Radian Group Inc.

(E)   ENHANCE FINANCIAL SERVICES GROUP INC.
      (i)   100% of the outstanding capital stock owned directly by Borrower
      (ii)  direct owner: 100% Radian Group Inc.

(F)   RADIAN GUARANTY INC.
      (i)   100% of the outstanding capital stock owned by Borrower
      (ii)  direct owner: 100% Radian Group Inc.

(G)   RADIAN MORTGAGE REINSURANCE COMPANY
      (i)   100% of the outstanding capital stock owned directly by Borrower
      (ii)  direct owner: 100% Radian Group Inc.

(H)   RADIANEXPRESS.COM INC.
      (i)   100% of the outstanding capital stock owned directly by Borrower
      (ii)  direct owner: 100% Radian Group Inc.

(I)   COMMONWEALTH MORTGAGE ASSURANCE COMPANY OF ARIZONA
      (i)   100% of the outstanding capital stock indirectly owned by Borrower
      (ii)  direct owner: 100% Radian Guaranty Inc.

(J)   COMMONWEALTH MORTGAGE ASSURANCE COMPANY OF TEXAS
      (i)   100% of the outstanding capital stock indirectly owned by Borrower
      (ii)  direct owner: 100% Radian Guaranty Inc.

(K)   RADIAN INSURANCE INC.
      (i)   100% of the outstanding capital stock indirectly owned by Borrower
      (ii)  direct owner: 100% Radian Guaranty Inc.

(L)   RADIAN SERVICES LLC
      (i) 100% of the outstanding membership interests indirectly owned by Borrower
      (ii)  direct owner: 100% Radian Guaranty Inc.

(M)   ALEGIS GROUP INC.
      (i)   100% of the outstanding common stock owned indirectly by Borrower
      (ii)  direct owner: 100% Enhance Financial Services Group Inc.

(N) ASSET GUARANTY UK REPRESENTATIVES LIMITED (to be renamed Radian UK Representatives Limited)
      (i)   100% of the outstanding common shares owned indirectly by Borrower
      (ii)  direct owner: 100% Enhance Financial Services Group Inc.

(O)   CREDIT-BASED ASSET SERVICING AND SECURITIZATION, INC.
      (i)   100% of the outstanding common stock owned indirectly by Borrower
      (ii)  direct owner: 100% Enhance Financial Services Group Inc.

(P)   CREDIT2B.COM INC.
      (i)   85.7% of the outstanding equity owned indirectly by Borrower
            14.3% of the outstanding equity owned by former officers of Credit2B.com Inc.
      (ii)  direct owners:
            - 100% of the Voting Convertible Preferred Stock (which represents 85.7% of the voting power and is convertible into 85.7% of the outstanding common stock):Enhance Financial Services Group Inc.
            - 100% of the outstanding common stock (which represents 14.3% of the voting power) is owned by a group of former officers of Credit2B.com none of whom have more that 4.6% of the voting power
      (please note that operations at Credit2B.com have been shut down since
      3/01)

(Q) ENHANCE REINSURANCE (BERMUDA) LIMITED. (to be renamed Radian Reinsurance (Bermuda) Limited)
      (i)   100% of the outstanding common shares owned indirectly by Borrower
      (ii)  direct owner: 100% Enhance Financial Services Group Inc.

(R)   ENHANCE C-BASS RESIDUAL FINANCE CORPORATION
      (i)   100% of the outstanding common stock indirectly owned by Borrower
      (ii)  direct owner: 100% Enhance Financial Services Group Inc.

(S)   ENHANCE CONSUMER SERVICES LLC
      (i) 100% of the outstanding membership interests indirectly owned by Borrower)

      (ii)  direct owner: 100% Enhance Financial Services Group Inc.

(T)   LLS INC.
      (i)   100% of the outstanding common stock owned indirectly by Borrower
      (ii)  direct owner: 100% Enhance Financial Services Group Inc.

(U)   GUARANTY RISK SERVICES INC.
      (i)   100% of the outstanding common stock owned indirectly by Borrower
      (ii)  direct owner: 100% Enhance Financial Services Group Inc.

(V)   RADIAN ASSET ASSURANCE INC. (f/k/a Asset Guaranty Insurance Company)
      (i)   100% of the outstanding common stock owned indirectly by Borrower
      (ii)  direct owner: 100% Enhance Financial Services Group Inc.

(W)   RADIAN REINSURANCE INC (f/k/a Enhance Reinsurance Company)
      (i)   100% of the outstanding common stock indirectly owned by Borrower
      (ii)  direct owner: 100% Enhance Financial Services Group Inc.

(X)   SINGER ASSET FINANCE COMPANY, L.L.C.
      (i) 100% of the outstanding membership interests indirectly owned by Borrower
      (ii)  direct owner: 100% Enhance Financial Services Group Inc.

(Y)   VAN-AMERICAN COMPANIES, INC.
      (i) 95.8% of the outstanding common stock and 100% of the outstanding preferred stock owned indirectly by Borrower
      (ii)  direct owners
            - 95.8% of the common stock, 100% of the non-cumulative senior preferred stock; 100% of the non-cumulative convertible preferred stock owned by Radian Asset Assurance Inc.
            - 4.2% of the common stock is owned by current and former employees of Van-American Companies, Inc. In addition, certain employees of Van-American Companies, Inc. own options to purchase common stock of Van-American Companies, Inc. which if fully exercised would not materially dilute the Borrower's interest in Van-American Companies, Inc.

(Z)   VAN-AMERICAN INSURANCE COMPANY, INC.
      (i) interest owned indirectly by Borrower through its interest in 95.8% of the outstanding common stock and 100% of the outstanding preferred stock of Van-American Companies, Inc.
      (ii) direct owner: 100% of the common stock (only class outstanding) owned by Van American Companies, Inc.

(AA)  VAN-AMERICAN INSURANCE AGENCY, INC.
      (i) interest owned indirectly by Borrower through its interest in 95.8% of the outstanding common stock and 100% of the outstanding preferred stock of Van-American Companies, Inc.

      (ii) direct owner: 100% of the common stock (only class outstanding) owned by Van American Companies, Inc.

(BB)  VAN-AMERICAN COAL SALES, INC.
      (i) interest owned indirectly by Borrower through its interest in 95.8% of the outstanding common stock and 100% of the outstanding preferred stock of Van-American Companies, Inc.
      (ii) direct owner: 100% of the common stock (only class outstanding) owned by Van-American Insurance Company, Inc.

(CC)  VAN-AMERICAN BUSINESS SERVICES, INC.
      (i) interest owned indirectly by Borrower through its interest in 95.8% of the outstanding common stock and 100% of the outstanding preferred stock of Van-American Companies, Inc.
      (ii) direct owner: 100% of the common stock (only class outstanding) owned by Van-American Insurance Company, Inc.

(DD)  RESIDUAL INTEREST INVESTMENTS LP
      (i) 100% of the outstanding general and limited partnership interests indirectly owned by Borrower
      (ii) direct owners: Enhance C-BASS Residual Finance Corporation 0.8% general partnership interest; Enhance Financial Services Group Inc. 99.2% limited partnership interest.

(EE)  AG INTERMEDIARIES, INC.
      (i)   85.7% of the outstanding common stock owned indirectly by Borrower
      (ii)  direct owner: 100% Credit2B.com Inc.

(FF)  ALEGIS CORPORATION
      (i)   100% of the outstanding common stock owned indirectly by Borrower
      (ii)  direct owner: 100% Alegis Group Inc.

                                  SCHEDULE 4.18
                               MATERIAL CONTRACTS

1.    The contents of Schedule 7.2 are incorporated herein by reference.

2. Registration Rights Agreement, made and entered into as of January 11, 2002, by and among Radian Group Inc., Banc of America Securities LLC and Lehman Brothers Inc, in relation to the Convertible Debentures.

3. Credit Agreement between Radian Asset Assurance Inc. (f/k/a Asset Guaranty Insurance Company) and Deutsche Bank AG, dated as of February 27, 2001 and the related Promissory Note and Pledge and Security Agreement executed in connection therewith. This is one of the two soft capital facilities contemplated by Section 7.2(ix) providing $25 million of soft capital.

4. Credit Agreement among Radian Reinsurance Inc. (f/k/a Enhance Reinsurance Company), Deutsche Bank AG, as agent and other banks from time to time a party thereto dated as of November 7, 2001 and the related Promissory Notes and Pledge and Security Agreement executed in connection therewith. This is one of the two soft capital facilities contemplated by Section 7.2(ix) providing $90 million of soft capital.

                                  SCHEDULE 4.19
                             REINSURANCE AGREEMENTS

                                      None.

                                  SCHEDULE 7.2
                                  INDEBTEDNESS

1. Indenture dated as of March 5, 1993 between Enhance Financial Services Group Inc. and The Chase Manhattan Bank, as Trustee, and $75 million principal amount of 6 3/4% Debentures due 2003 issued pursuant thereto.

2. Indenture, dated as of May 29, 2001 between Radian Group Inc. and First Union National Bank, as Trustee and $250 million principal amount of 7.75% Debentures Due June 1, 2011 issued pursuant thereto.

3. Indenture, dated as of January 11, 2002, between Radian Group Inc., and First Union National Bank, as Trustee; and $200 million principal amount of 2.25% Senior Convertible Debentures Due January 1, 2021 issued pursuant thereto (the "Convertible Debentures").

4. Guaranty of Radian Group Inc. to BofA, dated as of December 28, 2001, guaranteeing up to $25 million of the obligations of Sherman Financial Group LLC, an affiliate of the Company. ("Sherman Financial"), to BofA pursuant to a Credit Agreement, dated as of May 27, 1999, as amended to date including without limitation the Fourth Amendment to Credit Agreement, dated as of December 28, 2001, between BofA and Sherman Financial.

                                  SCHEDULE 7.3
                                      LIENS

                           ENHANCE REINSURANCE COMPANY

Pitney Bowes Credit    UCC-1           NY - Department of State   76547    4/16/97    Lessor/Lessee:
Corporation                                                                           All equipment relating to
                                                                                      leased dated 1/31/97

Lottery Receivables    UCC-1           NY - Department of State   203445   10/22/01   Debtor's right to receive
Company One, LLC                                                                      payments from the CO State
                                                                                      Lottery from 2001 - 2024,
                                                                                      specifically the Sales
                                                                                      Agreements

Deutsche Bank AG New   UCC-1           NY - Department of State   220273   11/13/01   DEBTOR LISTED AS ENHANCE
York Branch                                                                           REINSUANCE COMPANY
                                                                                      Comprehensive

Deutsche Bank AG New   UCC Amendment   NY - Department of State   234594   11/30/01   Changing name of Debtor to
York Branch                                                                           read: Enhance Reinsurance
                                                                                      Company

In addition, liens in form and substance similar to the UCC-1 and amendment thereto filed by Deutsche Bank AG New York Branch (Nos. 220273 and 234594) arising from and related to the Credit facility for Radian Reinsurance Inc. (formerly known as Enhance Reinsurance Company) as set forth on Schedule 4.18, have or will be filed shortly by Deutsche Bank for Radian Asset Assurance Inc. and arising from and relating to the Credit facility for Radian Asset Assurance Inc. as set forth on Schedule 4.18.

                                  SCHEDULE 7.5
                                   INVESTMENTS

                                      None.

                                  SCHEDULE 7.7
                          TRANSACTIONS WITH AFFILIATES

                                      None.